Execution Copy

ASSET PURCHASE AGREEMENT

Among

B&R OIL COMPANY, INC.

THE LIMITED LIABILITY COMPANIES LISTED ON THE SIGNATURE PAGES,

SELLER

And

LEHIGH GAS PARTNERS LP

LEHIGH GAS WHOLESALE LLC

     LGP REALTY HOLDINGS LP LEHIGH GAS WHOLESALE SERVICES, INC., PURCHASER

Table of Contents
			Page
Article 1		PURCHASE AND SALE OF ASSETS	1
Section	1.1	Assets to be Purchased and Sold	1
Section	1.2	Closing Dates	5
Section	1.3	Purchase Price	6
Section	1.4	Due Diligence Period; Earnest Money	7
Section	1.5	Payment of Purchase Price	10
Section	1.6	Assumption of Obligations	10
Section	1.7	Contracts	12
Section	1.8	Landlord and Tenant and Sale Contracts Estoppels; Consents; Lease
		and Sale Contracts Assignments	12
Section	1.9	Adjustments to the Purchase Price	13

Article 2		REPRESENTATIONS AND WARRANTIES OF SELLER	13
Section	2.1	Organization and Authority of Seller	13
Section	2.2	Authority of Individuals	14
Section	2.3	Foreign Qualification	14
Section	2.4	Absence of Conflicts	14
Section	2.5	Title to Assets	14
Section	2.6	Eminent Domain	15
Section	2.7	Employee Relations	15
Section	2.8	Insurance	15
Section	2.9	Conduct Prior to Closing	15
Section	2.10	Licenses	15
Section	2.11	No Third Party Options	15
Section	2.12	Litigation	16
Section	2.13	Storage Tanks	16
Section	2.14	Contracts	16
Section	2.15	Compliance with Law	16
Section	2.16	Outstanding Balance Under Land Contracts and Notes	17
Section	2.17	Consents, Waivers and Approvals	17
Section	2.18	FIRPTA Status	17

ii

Section	2.19	Condition of Assets	17
Section	2.20	Insolvency	17
Section	2.21	Material Contracts	17
Section	2.22	Correct and Completeness	18
Section	2.23	Seller’s Officer’s Certificate	18

Article 3		DISCLAIMER OF WARRANTIES	18
Section	3.1	Purchaser Acknowledgements	18
Section	3.2	Disclaimer of Other Representations and Warranties	19

Article 4		REPRESENTATIONS AND WARRANTIES OF PURCHASER	19
Section	4.1	Corporate Organization and Authority	19
Section	4.2	Absence of Conflicts and Consent Requirements	20
Section	4.3	Litigation	20
Section	4.4	Sufficient Funds	20

Article 5		ENVIRONMENTAL COVENANTS AND AGREEMENTS	21
Section	5.1	Definitions	21
Section	5.2	Right to Inspect and Test	22
Section	5.3	Seller’s Remediation Obligation	24
Section	5.4	Negotiations with Agencies	24
Section	5.5	Reporting	25
Section	5.6	Access to Sites	25
Section	5.7	Representations and Warranties by Seller	26
Section	5.8	Indemnification by Seller	26
Section	5.9	Indemnification by Purchaser	26

Article 6		OTHER COVENANTS AND AGREEMENTS	27
Section	6.1	Press Releases and Announcements; Confidentiality	27
Section	6.2	Maintenance of Records	27
Section	6.3	Further Assurances	27
Section	6.4	Fees and Expenses; Prorations	28
Section	6.5	Bulk Transfer Compliance	29

iii

Section	6.6	Trade Secrets; Confidential Information	29
Section	6.7	Brokers	29
Section	6.8	Employees	29
Section	6.9	Commercially Reasonable Efforts	30
Section	6.10	Mail	30
Section	6.11	Access	31
Section	6.12	Agreements with BP	31
Section	6.13	Eminent Domain Proceeds	31
Section	6.14	Intentionally omitted	31
Section	6.15	Section 1031 Exchange	31
Section	6.16	Additional Covenants of Seller	32
Section	6.17	Non-Compete and Non-Solicitation Agreement	33
Section	6.18	Supply of Rejected Sites	33
Section	6.19	Purchaser’s Lender Approval	33
Section	6.20	Common Carrier Agreement	33

Article 7		CONDITIONS TO CLOSING; TERMINATION	33
Section	7.1	Conditions to Purchaser’s Obligations	33
Section	7.2	Conditions to Seller’s Obligations	36
Section	7.3	Termination	37

Article 8		INDEMNIFICATION AND ENFORCEMENT	37
Section	8.1	Indemnification by Seller	37
Section	8.2	Indemnification by Purchaser	38
Section	8.3	Indemnity Claims	38
Section	8.4	Survival	39
Section	8.5	Default by Purchaser	40
Section	8.6	Default by Seller	40
Section	8.7	Attorneys’ Fees	41

Article 9		MISCELLANEOUS	41
Section	9.1	Merger Clause	41
Section	9.2	Amendments	41

iv

Section	9.3	Assigns	41
Section	9.4	Notices	42
Section	9.5	Captions	42
Section	9.6	Governing Law	42
Section	9.7	Background, Schedules and Exhibits	43
Section	9.8	Severability	43
Section	9.9	Time of Essence	43
Section	9.10	Joint and Several Liability	43
Section	9.11	Counterparts	43
Section	9.12	Business Days	43

v

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date (as defined below), by and among LEHIGH GAS PARTNERS LP, a Delaware limited partnership (“LGP”), LEHIGH GAS WHOLESALE LLC, a Delaware limited liability company (“LGW”), LGP REALTY HOLDINGS LP, a Delaware limited partnership (“LGP Realty”), and LEHIGH GAS WHOLESALE SERVICES, INC., a Delaware corporation (“LGWS” and collectively, together with LGP, LGW and LGP Realty, the “Purchaser”), on the one part, and B&R OIL COMPANY, INC., an Indiana corporation (“B&R”), and the limited liability companies listed on the signature pages below (collectively, together with B&R, “Seller”), on the other part.

BACKGROUND:

     A. Seller is engaged in the business of owning, leasing, supplying and operating convenience stores and retail fuel outlets in Northern Indiana and metropolitan Chicago, Illinois as described in this Agreement (collectively, the “Business”). Seller owns or leases certain real estate, personal property, equipment, inventory and other assets used in connection with the Business and supplies certain retail fuel outlets all as identified in this Agreement (as more specifically defined below, the “Assets”).

     B. Purchaser desires to purchase and assume from Seller, and Seller desires to sell and assign to Purchaser, the Assets, in accordance with the terms hereof.

     C. This Agreement shall be unenforceable by any party hereto prior to the Effective Date. The “Effective Date” shall mean 5:00 p.m. on the earlier to occur of (i) the date BP Products North America Inc. agrees to (A) waive any right of first refusal that it may have with respect to the Assets, and (B) enter into the Purchaser’s Branded Jobber Contract (as defined below) and Purchaser agrees to give Seller notice of the occurrence of such events; or (ii) April 11, 2014. At 5:00 p.m. on the Effective Date, this Agreement shall be automatically enforceable against each of the parties hereto unless either Seller or Purchaser rescinds its offer on or before the Effective Date by notifying the other party of such in writing.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

Section 1.1

Assets to be Purchased and Sold.

     (a) Description of Assets. At the Closing (as defined in Section 1.2 below), Seller shall sell and convey, and/or assign to Purchaser, and Purchaser shall purchase, acquire and/or assume from Seller, all of Seller’s right, title and interest in the Assets. For purposes of this Agreement, the “Assets” shall mean the following, but shall specifically exclude the Excluded Assets (as defined in Section 1.1(b) below):

(i)	Real Property Sites.

(1) Fee Sites. Fee simple title to the real property described on

Schedule 1.1(a)(i)(1) (the “Fee Sites”) together with all buildings and improvements erected thereon and any easements, rights-of-way or use, privileges, licenses, variances, non-conforming use rights, development rights and approvals, zoning rights and approvals, hereditaments, appurtenances, interests and other rights belonging to or inuring to the benefit of such real property and any and all right, title and interest of the Seller in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, abutting or adjoining such parcels of land, subject only to the Permitted Liens (as defined in Section 1.4(c) below).

     (2) Leased Sites. The leasehold interest of Seller in the real property described on Schedule 1.1(a)(i)(2) (the “Leased Sites”) under the ground leases described on Schedule 1.1(a)(i)(2) (the “Ground Leases”) together with Seller’s interest in the rights, easements and appurtenances pertaining thereto. The Fee Sites and Leased Sites are collectively referred to as the “Real Property Sites.”

     (ii) Sites Under Contract for Sale. Seller’s right, title and interest in and to the (1) installment sale contracts (“Land Contracts”), promissory notes (“Notes”), subleases (the “Subleases”), guaranties (the “Guaranties”), and all other affiliated agreements (collectively, together with the Land Contracts, Notes, Subleases and Guaranties, the “Sale Contracts”) related to the Seller’s financing of the sale of certain real property and improvements to third parties (collectively, the “Sites Under Contract for Sale”), all as described on Schedule 1.1(a)(ii)(1); and (2) lease agreements for the lease of certain Real Property Sites to operators all as described on Schedule 1.1(a)(ii)(2) (the “Operator Leases”). The Real Property Sites that are not Sites Under Contract for Sale shall be referred to herein as “COCM Sites” or “CODO Sites” according to such sites applicable channel of trade. The Real Property Sites and Sites Under Contract for Sale are collectively referred to as the “Sites”.

     (iii) Supply Agreements and Security Deposits. The fuel supply agreements described on Schedule 1.1(a)(iii) (the “Supply Agreements”) and all security deposits held by B&R related to the Supply Agreements as listed on Schedule 1.1(a)(iii) (the “Security Deposits”). Each site supplied by Seller pursuant to a Supply Agreement shall be referred to individually as a “Supply Site” or collectively as the “Supply Sites.”

     (iv) JOIP and other Jobber Incentive Agreements. All of Seller’s rights under the Jobber Outlet Incentive Program agreements, SIP agreements (“SIP Agreements”), other jobber incentive agreements and the promissory notes related to such agreements, all as listed and described on Schedule 1.1(a)(iv) (collectively, the “Jobber Incentive Agreements”). Seller acknowledges that it has received all up front incentive funds payable by BP under the Jobber Incentive Agreements except for reimbursement for the expenses Seller has incurred under the SIP Agreements and co-op funds expended by Seller but not reimbursed by BP prior to Closing . Seller retains the right to (A) any rebates earned by Seller under the Jobber Incentive Agreements through the Closing Date (B) reimbursement for funds expended by Seller under the SIP Agreements prior to Closing, and (iii) reimbursement for co-op funds expended by Seller prior to Closing (together, the “Pre-Closing Incentive Funds”). Purchaser agrees to pay Seller for any Pre-Closing Incentive Funds received by Purchaser from BP any time after Closing. The obligations of this Section 1.1(a)(iv) shall survive Closing.

     (v) Improvements. All buildings and other improvements owned by Seller and constructed upon the Sites, including all permanently attached machinery and fixtures, heating, plumbing, electrical, lighting, ventilating and air-conditioning equipment (the “Improvements”).

     (vi) Equipment. All tangible personal property owned by Seller located at the Sites or the Supply Sites for use in connection with the Business including, without limitation, all furniture, fixtures, signage, shelving, display racks, coffee and beverage equipment, cooking and food service equipment, security equipment, cash registers, telephone systems, freezers, coolers, gasoline forecourt canopies, dispensers, all underground storage tanks located on or under any of the Sites and all associated piping, lines, pumps, siphons and other ancillary equipment and containment systems, tank-monitoring and leak detection equipment owned by Seller, and other machinery, and all parts and other items of equipment of any nature excepting only Excluded Equipment (collectively, the “Equipment”), and any additions or accessions thereto or substitutions thereto or substitutions therefor or proceeds thereof, including, but not limited to, the items listed on Schedule 1.1(a)(vi).

     (vii) Vendor Agreements. All of Seller’s rights under the vendor agreements pertaining to certain Real Property Sites as listed on Schedule 1.1(a)(vii) (the “Vendor Agreements”).

     (viii) Rights of Reversion under Ground Leases. Seller’s rights of reversion for uncured tenant defaults under the ground leases pertaining to certain Sites as described in the agreements listed on Schedule 1.1(a)(viii) (the “Assigned Ground Leases”).

     (ix) Contracts. Seller’s right, title and interest in and to Ground Leases, Sale Contracts, Operator Leases, Supply Agreements, Security Deposits, Jobber Incentive Agreements, Vendor Agreements and Assigned Ground Leases which is not an Excluded Asset (collectively, the “Contracts”).

     (x) Records. All plans, specifications, construction documents, blueprints, real estate files, environmental studies and reports, inspection reports, surveys, underground storage tank registrations and reports, financial records (which shall consist of copies of such records for the past year and subsequent periods pertaining to the business conducted by Seller at each of the Sites), and government compliance files in any Seller’s possession or control now or as of the Closing related any of the Assets (collectively, the “Books and Records”).

     (xi) Licenses. All licenses, permits, easements, rights, applications, filings, registrations, certificates, approvals and other authorizations required for the conduct of the Business (or held with respect to any of the Assets or the operations of the Business), and all rights relating thereto, if any and to the extent assignment thereof to Purchaser is permitted by applicable law (the “Licenses”).

     (xii) Inventory. All readily saleable Motor Fuel Inventory owned by Seller (as defined herein) at the Sites and the Supply Sites, as determined by the Inventory Teams as set forth in Section 1.3(b) below. “Motor Fuel Inventory” means all gasoline, diesel fuel, kerosene and other petroleum based motor fuels stored in bulk and held for sale to the public.

     (xiii) UST and Condemnation Funds. (a) Proceeds from any state UST fund claims relating to a Site, except those that relate to tank replacements or Remediation (as defined in Section 5.1 below) of Covered Contamination (as defined in Section 5.1 below and identified in Schedule 5.1(b)) performed by Seller as more specifically described in Section 5.3 below or relocation or repairs previously paid for or accrued by Seller prior to the Closing Date; and (b) condemnation proceeds relating to a Site or access to or parking for a Site received by Seller before Closing that relate to relocation or repairs that have not been done by Seller; all as listed on Schedule 1.1(a)(xiii).

     (xiv) Other Assets. All other assets and all rights, claims, causes of action, judgments and warranties (express or implied) in favor of the Seller that relate to the Assets or any of them or otherwise are used in the Business and that are not otherwise listed in this Section 1.1(a).

     (b) Excluded Assets. The assets to be purchased and sold hereunder, and the term “Assets” as used herein, shall not include the assets of Seller listed below existing on the Closing Date (collectively, the “Excluded Assets”). Seller shall retain all right, title and interest in and to the Excluded Assets.

     (i) Any government permit, license or similar right that is not legally transferable to Purchaser;

     (ii) All claims, rights, or interests of Seller in or to any refund, rebate, abatement, or other recovery for Taxes (as defined in Section 1.6(c)(i) below), together with any interest due thereon or penalty rebate arising therefrom, for any period of time ending on or before the Closing Date;

     (iii) Books and records of Seller not relating to the Business or any of the Assets transferred to Purchaser under this Agreement;

     (iv) Seller’s receivables accrued prior to the Closing Date and all insurance proceeds, claims and causes of action with respect to or arising in connection with any event, action or circumstance existing prior to the Closing (to the extent that the associated repairs or damage have been completed or remediated prior to Closing in accordance with this Agreement);

(v)	Cash on hand;

(vi)	All trademarks and other intellectual property owned by Seller related to the Business as listed on Schedule 1.1(b)(vi) (the “Trademarks”), provided, however, Seller agrees to license to Purchaser at no cost the use of the Trademarks for Sites 819, 820, 821, 825 and 828 for a period of six (6) months following Closing pursuant to a mutually agreeable license agreement;

     (vii) All rights and obligations under contracts to which Seller is a party, except for the Contracts identified in Section 1.1(a)(ix);

     (viii) Equipment used, but not owned, by Seller to perform Remediation of Covered Contamination as required pursuant to this Agreement; and

(ix) All assets, equipment, and inventory owned by dealers or vendors.

     Section 1.2 Closing Dates. Consummation of the sale provided for herein (the “Closing”) shall occur on a date and time designated in writing by Purchaser provided that such date shall be no later than the later of (i) forty-five days after the Execution Date of this Agreement, or (ii) the second business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article 7 (other than conditions with respect to actions the parties will take at Closing), or (iii) fifteen (15) days after the earlier of (A) the Due Diligence Expiration Date, or (B) the date Purchaser waives its right to designate a Site or Supply Site as a Rejected Site (defined below) pursuant to this Agreement by delivering written notice to Seller. The Closing shall occur through the offices of the Seller’s Title Company (“Closing Escrow Agent”). Purchaser and Seller agree to conduct a pre-closing three (3) business days before the Closing Date, which pre-closing is intended to ensure that all documents and other closing items (other than amounts owed hereunder) required under this Agreement have been delivered, or will be delivered, in escrow to the Closing Escrow Agent so that Closing may occur as scheduled. The parties agree that the pre-closing and the Closing shall be held through escrow at the offices of the Closing Escrow Agent or at such other location to be determined by the parties. At the Closing, Seller shall convey or assign the Assets to Purchaser by appropriate instruments of transfer and Purchaser shall pay to Closing Escrow Agent, for the benefit of Seller, the consideration provided in Section 1.3 and shall assume the Assumed Obligations (as defined in Section 1.6(b) below) by appropriate instrument of assumption as provided in Section 1.6.

     The Closing for each Site and Supply Site shall be deemed effective as of 7:00 a.m. local time on the Closing Date. All risk of loss with respect to the Assets on or relating to a Site shall be borne by Seller until 7:00 a.m., local time at that Site on the Closing Date, at which time: (i) risk of loss with respect to such Assets shall be assumed by Purchaser; (ii) Seller shall deliver to Purchaser exclusive possession of such Assets; and (iii) Purchaser shall assume operating control of the Sites upon completion of the site fuel inventory taking. Seller may cancel all insurance coverage on such Assets conveyed to Purchaser effective at 12:01 a.m., local time at the applicable Site, on the day following the Closing Date.

     It is anticipated that for a period of time after Closing, Purchaser will supply certain Sites and Supply Sites before the processing of credit card transactions for such Sites and Supply Sites is transferred from Seller to Purchaser. Accordingly, the parties agree that (i) Seller shall continue to process such credit card transactions until the processing of credit card transactions has been transferred to Purchaser, and (ii) hold all funds received by it in connection with processing such credit card transactions (in the aggregate, the “Credit Card Funds”) in escrow for the benefit of Purchaser. No later than fifteen (15) days after Closing, Seller shall provide Purchaser with its reconciliation of the Credit Card Funds to be paid over to Purchaser, which reconciliation shall include a deduction from the Credit Card Funds in an amount equal to account receivable balances due Seller by the dealers of the Supply Sites for the most recent fuel delivery made by Seller prior to Closing, provided that any such fuel delivery was made within the normal credit term for the particular Supply Site and provided further that such deduction shall be calculated on a site-by-site (rather than aggregate) basis. Purchaser shall then have five (5) business days after receipt of Seller’s reconciliation to either confirm the reconciliation or present Seller with any disputes regarding the reconciliation of the Credit Card Funds. Within five (5) business days after Purchaser confirms Seller’s reconciliation or Seller and Purchaser resolve any disputes regarding the reconciliation, Seller shall wire the agreed-upon Credit Card Funds to an account designated by Purchaser. Seller agrees that at Closing, One Million and 00/100 Dollars ($1,000,000.00) of the Purchase Price will be placed in escrow with the Escrow Agent until such time as the agreed-upon Credit Card Funds are received by Purchaser. The provisions of the foregoing paragraph shall survive the Closing Date.

Section 1.3

Purchase Price.

     (a) Amount. The purchase price to be paid to Seller for the Assets shall be (i) Thirty Eight Million Five Hundred Thousand Dollars ($38,500,000.00) plus the outstanding balances of the Sale Contracts as of the Closing Date (together, the “Purchase Price”), plus (ii) the Inventory amount determined as provided in Section 1.3(b) below, less (iii) other fees, closing and other related costs and any other proration or adjustments provided herein. The Purchase Price shall be allocated per Site and Supply Site as set forth on Schedule 1.3(a) (the “Allocation”).

     (b) Determination of Inventory Cost. Purchaser and Seller shall establish inventory teams or engage a third-party inventory service firm, the cost of which shall be split evenly between Purchaser and Seller (the “Inventory Teams”). The Inventory Teams shall determine Seller’s cost of the Motor Fuel Inventory at the COCM Sites or DOCM Supply Sites as follows:

     (i) Inventory Teams. Beginning at 7:00 a.m. on the Closing Date for each COCM Site and DOCM Supply Site, the Inventory Teams shall conduct a physical inventory of the Motor Fuel Inventory.

     (ii) Motor Fuel Inventory. For Motor Fuel Inventory, the Inventory Teams shall, in conjunction with store managers, determine the amount of Motor Fuel Inventory (net of water, sludge, dirt, sand and other foreign substances) by Veeder Root tank gauging or stick measurement device (provided that, if there is a discrepancy between the results of the Veeder Root Tank gauging result and the stick measurement device result, then the stick measurement device result shall prevail). Seller and Purchaser shall have the right to have their respective representatives observe the taking of the inventory provided that such observation rights do not delay, or interfere with, the taking of inventory. The Inventory Teams shall record such measurements. Seller’s cost of the Motor Fuel Inventory shall be equal to the BP Branded Jobber Rack Price for each fuel product grade set at 6:00 pm EST for the day before the Closing Date, plus Taxes and freight and less all available prompt payment discounts. Seller shall provide supporting documentation to Purchaser to evidence Seller’s Motor Fuel Inventory cost.

     (c) Allocation of Purchase Price to the Sites. Seller and Purchaser acknowledge that the values set forth in the Allocation attached hereto as Schedule 1.3(a) are based upon the fair values of the Assets determined by arms-length negotiations and will be used to adjust the Purchase Price in the event any Site is designated as a “Rejected Site” under this Agreement. Seller and Purchaser agree that such values are not established necessarily for tax purposes or for financial or accounting purposes, but rather to establish an apportionment of the Purchase Price for each Site for Rejected Site purposes.

     (d) Allocation of Purchase Price to the Assets. For tax purposes, the allocation of the Purchase Price among the Assets shall be as set forth on Schedule 1.3(d) (the “Tax Allocation”). The parties agree to comply with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). At Closing, the Tax Allocation shall be revised as mutually agreed by the Purchaser and Seller to reflect the reduction of the Purchase Price, if any, for Rejected Sites (defined below).

Section 1.4

Due Diligence Period; Earnest Money.

     (a) Due Diligence. Purchaser shall have the right to conduct due diligence with respect to the Assets as set forth in Section 1.4(d) below for a period of forty-five (45) days following the Execution Date of this Agreement subject to the limitations and time frames set forth herein (as it pertains to the Assets, Sites, and Supply Sites the “Due Diligence Expiration Date”). In the event that the Purchaser determines that the results of any analysis, inspection or testing of any of the Assets, Sites or Supply Sites are unacceptable (each an “Inspection Defect”), in Purchaser’s reasonable discretion, Purchaser may, by written notice delivered to the Seller prior to the Due Diligence Expiration Date specifying each Inspection Defect in reasonable detail, either (i) designate each such Site or Supply Site with an Inspection Defect as a “Rejected Site” provided that in no event shall Purchaser designate more than a total of six (6) Sites or Supply Sites as a Rejected Site under this Section 1.4(a) or a Rejected Environmental Site under Section 5.2 below (“Maximum Rejected Sites”); or (ii) waive as a condition to Purchaser’s obligations hereunder some or all of the Inspection Defects. In the event that Purchaser timely notifies Seller that it has designated any Site or Supply Site as a Rejected Site, specifying each Inspection Defect in reasonable detail, Seller shall have fifteen (15) days following receipt of Purchaser’s notice (the “Inspection Defect Cure Period”) to attempt to cure each of the applicable Inspection Defects. Seller shall use commercially reasonable and good faith efforts to cure each of the applicable Inspection Defects but Seller shall not be required to initiate litigation to do so. If Seller fails to cure any of the Inspection Defects applicable to a Rejected Site and Purchaser does not waive any such uncured Inspection Defects, then (i) each applicable Site or Supply Site shall remain designated as a Rejected Site, (ii) Purchaser and Seller shall proceed to Closing on the remaining Sites and Supply Sites (subject to Sections 1.4(c), 1.8(c) and 5.2 below) as scheduled, (iii) the Purchase Price shall be reduced by the amount allocated to each Rejected Site on Schedule 1.3(a), and (iv) a prorated portion of the Earnest Money applicable to each Rejected Site (determined by reference to Schedule 1.3(a)) shall be retained by the Escrow Closing Agent. In regard to each of the Rejected Sites designated as Rejected Sites under this Section 1.4(a), the parties shall be deemed to have agreed to defer the Closing of this Agreement with respect to each Rejected Site until the Seller has cured the Inspection Defect applicable to such Rejected Site, provided that if any such Inspection Defect is not cured within six (6) months after Closing, this Agreement shall be terminated with respect to each such Rejected Site and the portion of the Purchase Price allocated to each such Rejected Site on Schedule 1.3(a) shall be deemed to constitute a reduction of the Purchase Price and that portion of the Earnest Money applicable to each such Rejected Site shall be refunded to the Purchaser. Notwithstanding the foregoing, the Seller may have an additional six (6) months to cure the Inspection Defects applicable to Rejected Sites under this Section 1.4(a) by notifying Purchaser in writing prior to the expiration of the initial six (6) month cure period.

     (b) Disclosures and Disclaimer. Seller has made, and may continue to make, available to Purchaser via an electronic data room at https:matrixcmg.firmex.com and/or through other information delivered to Purchaser (collectively, the “Data Room”) certain documents, data and information pertaining to the Assets (“Seller’s Disclosures”). Purchaser acknowledges that Seller makes no representation or warranty concerning the accuracy or completeness of any Seller’s Disclosures, except as expressly set forth in Article 2 of this Agreement.

     (c) Title Exceptions. Seller has provided access to current title insurance commitments (“Title Commitments”) and copies of all exception documents for each Site issued by or on behalf of First American Title Insurance Company in a form sufficient to comply with the requirements of Section 6.4(a). Surveys (“Surveys”) for certain Sites have been provided by the Seller on the same basis (the “Title Commitments and Surveys shall be referred to together as the “Title Documents”). Purchaser shall have twenty-five (25) days following the Execution Date (the “Title Review Period”) within which to examine the Title Documents and give written notice to Seller, within the Title Review Period, specifying the title defects and/or objectionable exceptions (the “Title Defects”). Current taxes not delinquent, restrictions of record in favor of BP Products North America, Inc., its affiliates, successor or assigns as described on Schedule 1.4(c) (the “BP Restrictions”), Sale Contracts to the extent the Site is a Site Under Contract for Sale, matters of title which do not unreasonably interfere with the continued operation of the Business at the Sites or any of the Assets, matters that would be disclosed by a survey (other than the Surveys) and any exception in the Title Documents that could be removed by providing the title company with a survey (other than the Surveys), monetary liens encumbering Leased Sites which were not created or caused by Seller’s actions, and exceptions to title that Purchaser does not object to during the Title Review Period shall be “Permitted Liens” and shall not constitute Title Defects. Any mortgage lien or other financing document of record in favor of Wells Fargo Bank, N.A., or any other lender, will be discharged at Closing and shall not be considered a Title Defect (“Mortgage Debt Liens”). In the event that Purchaser notifies Seller within the Title Review Period of any Title Defects, Seller shall have fifteen (15) days following receipt of Purchaser’s notice (“Title Defects Cure Period”) to attempt to cure or remove the Title Defects. Seller shall use commercially reasonable and good faith efforts to cure or remove all of the Title Defects but Seller shall not be required to initiate litigation to do so. If Seller fails to cure any of the Title Defects within the Title Defects Cure Period and Purchaser does not waive such uncured Title Defects, then (i) each applicable Site shall be designated as a Rejected Site, (ii) Purchaser and Seller shall proceed to Closing on the remaining Sites (subject to Section 1.4(a) above and Sections 1.8(c) and 5.2 below) as scheduled, (iii) the Purchase Price shall be reduced by the amount allocated to each such Rejected Site on Schedule 1.3(a), and (iv) a prorated portion of the Earnest Money applicable to each such Rejected Site (determined by reference to Schedule 1.3(a)) shall be retained by the Escrow Closing Agent. In regard to each such Rejected Sites, the parties shall be deemed to have agreed to defer the Closing of this Agreement with respect to each such Rejected Site until the Seller has cured the Title Defect applicable to such Rejected Site, provided that if any such Title Defect is not cured within twelve (12) months after Closing, this Agreement shall be terminated with respect to each such Rejected Site and the portion of the Purchase Price allocated to each such Rejected Site on Schedule 1.3(a) shall be deemed to constitute a reduction of the Purchase Price and that portion of the Earnest Money applicable to each such Rejected Site shall be refunded to the Purchaser.

     (d) Conditions to Performance of Due Diligence. Purchaser and its representatives, agents, employees, contractors, engineers, surveyors, and appraisers shall perform Purchaser’s due diligence at their sole and exclusive risk, cost, and expense. Seller and Purchaser acknowledge and agree that Seller does not have the right to access the Sites Under Contract for Sale without first obtaining the consent of the purchaser of such sites. Accordingly, Purchaser shall not have the right to conduct the physical inspection of Sites Under Contract without first coordinating such inspection with Seller (the “Sites Under Contract Due Diligence Condition”). Purchaser’s representatives shall be instructed to avoid conversations with Seller’s employees, except to the extent Seller’s representative permits and Seller’s representative shall have the right to be present during such conversations. Purchaser shall be responsible and obligated for the repair of any damage and any reasonably advisable restoration of the Assets caused or necessary as a result of Purchaser’s due diligence and feasibility inspections and studies. Such obligation shall survive the termination of this Agreement and the rights and obligations of the parties under, in accordance with, and pursuant to this Agreement. The parties performing Purchaser’s due diligence and feasibility inspections, investigations, assessments, tests, and studies shall be properly licensed and qualified and shall have obtained all appropriate permits therefore. Purchaser shall schedule all inspections, investigations, assessments, tests, and studies during normal business hours whenever feasible. Seller shall have the absolute right to have a representative of Seller accompany Purchaser and Purchaser’s representatives, agents, employees, contractors, engineers, surveyors, and appraisers while they are at the Sites, unless any such individual visits the Sites as a customer. Any entry by Purchaser or its representatives, agents, employees, contractors, engineers, surveyors, and appraisers shall not unreasonably interfere with Seller’s use of the Assets. Until repair or restoration shall be complete, Purchaser shall take all steps necessary to ensure that any conditions at the Sites created by Purchaser’s inspections, investigations, assessments, tests, and studies shall not interfere with the normal operation of the Sites or create any dangerous, unhealthy, unsightly, or noisy conditions at the Sites. Purchaser shall protect, defend, indemnify, and hold Seller harmless of, from, and against any and all Losses (as defined in Section 5.2 below), including, without limitation, mechanics’ liens, arising out of any entry by Purchaser or its representatives, agents, employees, contractors, engineers, surveyors, and appraisers. Purchaser shall obtain, maintain, or shall cause any contractors, engineers, surveyors, appraisers, or other parties entering upon the Sites to obtain, maintain, and provide Seller, with proof of comprehensive general liability insurance in the amount of at least Two Million Dollars ($2,000,000.00) combined, single limit coverage, naming the Seller entity with the ownership of such Asset as “additional insured”, provided that Purchaser shall not be required to provide insurance beyond its standard insurance program. The foregoing indemnity obligation shall survive the Closing or any termination of this Agreement and the rights and obligations of the parties under, in accordance with, and pursuant to this Agreement.

     (e) Collection of Information During Due Diligence Period. In the event that either party or both parties shall terminate this Agreement under Section 7.3 below, Seller shall have the right to obtain from Purchaser, upon the written request of Seller, photocopies of any and all third-party reports and other instruments and documents obtained, procured, and/or in Purchaser’s possession in relation to Purchaser’s due diligence and feasibility inspections and studies of the Assets, not previously provided to Seller, including, without limitation, title insurance commitments, plats of surveys, environmental audits and site assessments, soil and geology assessments, drainage studies, engineering and/or structural inspections, appraisals, and utility availability inspections (the entirety of such information deemed “Confidential Information”). Such right shall survive the termination of this Agreement for a period of sixty

(60)	days after such termination.

(f) Earnest Money. Within two (2) business days after the Execution Date of this

Agreement, Purchaser shall cause Three Million Dollars ($3,000,000.00) to be deposited with Closing Escrow Agent in an interest-bearing account to ensure the due performance by Purchaser of its obligations hereunder (the “Earnest Money”) pursuant to a mutually agreeable escrow agreement which shall provide that the Earnest Money shall be immediately returned to the Purchaser if either party rescinds its offer on or before the Effective Date as set forth in the Background. The Earnest Money shall be paid to Seller in the event Seller shall terminate this Agreement pursuant to Section 8.5 below. Upon Closing, the Earnest Money shall be paid to Seller and credited against the amount of the Purchase Price payable by Purchaser to Seller at Closing. Any interest accrued on the Earnest Money shall be credited to Purchaser, unless Seller shall terminate this Agreement pursuant to Section 8.5 below.

     Section 1.5 Payment of Purchase Price. Purchaser shall pay the Purchase Price (less any adjustments made hereunder) to Seller through escrow at the Closing by delivering the Purchase Price, net of the Earnest Money, in cash by wire transfer of immediately available funds and an Estimated Inventory payment of Thirty-Five Thousand and No/100 Dollars ($35,000.00) if the Site is a COCM or DOCM location. Seller agrees to deliver to Closing Escrow Agent at Closing a written instruction as to delivery of the Purchase Price and the Estimated Inventory Payment, to Seller. To the extent that Seller has any debt that is secured by any liens on any of the Assets, Seller shall obtain and deliver to Closing Escrow Agent lien releases from the applicable lenders at Closing. Once the final cost of the Motor Fuel Inventory has been determined in accordance with Section 1.3(b) above, Seller and Purchaser shall jointly advise Closing Escrow Agent in writing of such final cost. If such final cost exceeds the Estimated Inventory Payment, Closing Escrow Agent shall release the Estimated Inventory Payment to Seller and Purchaser shall pay Seller the amount by which such final cost exceeds the Estimated Inventory Payment. If such final cost is less than the Estimated Inventory Payment, Closing Escrow Agent shall release the amount of such final cost from the Estimated Inventory Payment to Seller and shall release the amount by which the Estimated Inventory Payment exceeds such final cost to Purchaser.

Section 1.6

Assumption of Obligations.

     (a) Instrument of Assumption. At the Closing, Purchaser shall, by separate instrument as described herein, assume and agree to pay, perform and discharge, as and when they become due, all of the Assumed Obligations (hereinafter defined) existing on the Closing Date, and Purchaser shall, pursuant to Article 8 hereof, indemnify and hold Seller harmless with respect to obligations that arise after the Closing Date from or related to the Assumed Obligations. Seller shall, pursuant to Article 8 hereof, indemnify and hold Purchaser harmless from and against all Excluded Obligations and Liabilities (as hereinafter defined) and for all obligations and liabilities related to the Assets or the Business arising before the Closing Date, unless otherwise provided herein.

     (b) Assumed Obligations Defined. As used in this Agreement, “Assumed Obligations” means all of the obligations and liabilities of Seller (other than Excluded Obligations and Liabilities) arising on and after the Closing Date under the Contracts assigned to Purchaser (for clarity, Purchaser is not assuming any liability relating to or arising from any breach of any Contract by Seller).

     (c) Excluded Obligations and Liabilities Defined. Inasmuch as Purchaser is acquiring the Assets, and not acquiring a business, and the transactions contemplated hereby are not a defacto merger of any Seller and Purchaser, Purchaser shall have no successor liability with respect to the Business. Purchaser shall assume no liabilities of Seller whatsoever other than the Assumed Obligations. As used in this Agreement, the “Excluded Obligations and Liabilities” means any such successor liability, as well as any and all liabilities of the Seller other than the Assumed Obligations, including, but not limited to, the following obligations, liabilities, covenants, commitments and undertakings of Seller:

     (i) Any liability or obligation other than Assumed Obligations related to the Business or any of the Assets including, without limitation, all liabilities for accrued rent, accrued payroll, accrued taxes, taxes, including federal state and local income, franchise, social security, unemployment, gross receipt, license, payroll, employment, excise, severance, environmental, personal property, sales and use, ad valorem, commercial activity, withholding taxes, or other tax of any kind whatsoever, or penalties, interest, fines or assessments in connection therewith (collectively “Taxes” and each, a “Tax”) for the period prior to and through the Closing Date;

(ii)	All trade payables, loans, accounts or other amounts payable by Seller;

(iii)	Seller’s liability relating to Excluded Assets, including ad valorem property Taxes and intangibles Taxes;

     (iv) Taxes, including ad valorem and personal property, with respect to the Assets, including the Sites, for the period until the Closing Date, including the prorated portion of taxes for the period from January 1, 2014 until the Closing Date;

     (v) All accrued fees, expenses and other costs to be borne by Seller pursuant to Section 5.3 of this Agreement;

     (vi) Seller’s obligations, liabilities, covenants, commitments and undertakings under this Agreement or any instrument or agreement entered into pursuant hereto;

     (vii) Seller’s product liability for any products, goods or services sold, delivered or performed by Seller;

     (viii) Seller’s obligations under any agreement or instrument regarding indebtedness, including, without limitation, all existing bank indebtedness, indebtedness from financial institutions, personal indebtedness or lease obligations;

     (ix) Any accrued and unpaid compensation, vacation, holiday, personal leave time, sick leave, or severance benefits or accrued benefits of any nature of any employee, officer and/or director of Seller relating to employment by Seller; any severance pay or other benefits or pension or retirement liability due to any employee employed by Seller and attributable to employment by Seller; all liabilities or obligations under Seller benefit or compensation plans and any liability for workers compensation or other claims by employees relating to employment by Seller;

     (x) All of the obligations, liabilities, covenants, commitments and undertakings arising under the Contracts prior to the Closing Date;

     (xi) All liabilities, Taxes, penalties, interest and sanctions that arise by reason of or relating to any failure by Seller to comply with the continuation of health coverage requirements of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974 (“ERISA”), which failure occurred with respect to any current or prior employee of Seller or any qualified beneficiary of such employee;

     (xii) All liabilities related to Covered Contamination (as defined in Section 5.1 below), including all deductibles applicable to any state underground storage tank funds for Covered Contamination;

     (xiii) All real or alleged liability resulting from claims that Seller caused bodily injury, property damage, damage to intangible property or economic loss to any employee or third party; and

     (xiv) All other obligations, liabilities, covenants, commitments and undertakings of Seller that are not expressly included within the definition of Assumed Obligations.

     (d) Payment of Excluded Liabilities and Obligations. The Excluded Obligations and Liabilities shall remain the obligation of Seller. Any invoices received by Purchaser after Closing that relate to goods or services delivered to Seller prior to and through the Closing Date shall be immediately forwarded to Seller, and Seller shall pay the same as and when due. Seller covenants and agrees that it will pay, perform and discharge the Excluded Liabilities and Obligations as and when due.

     (e) No Other Liabilities Assumed. Except for the Assumed Obligations, Purchaser is not assuming any of Seller’s liabilities or obligations, whether known or unknown, contingent or realized.

Section 1.7 Contracts. Seller shall terminate all contracts related to the Assets other than the Contracts, at Seller’s expense, prior to or as of Closing.

Section 1.8 Landlord and Tenant and Sale Contracts Estoppels; Consents;

Lease and Sale Contracts Assignments.

     (a) Prior to Closing, Seller shall exert its good faith efforts to obtain from the fee owner under each Leased Site an estoppel in the form attached as Exhibit A (“Form of Ground

Lessor Estoppel Certificate”). If Seller is unable to obtain an estoppel for a Leased Site, Seller shall provide a comparable tenant estoppel.

     (b) Prior to Closing, Seller shall exert its good faith efforts to obtain from the purchaser for each of the Sites Under Contract for Sale, an estoppel in the form attached as Exhibit B (“Form of Land Contract Estoppel Certificate”) as to a site sold under Land Contract, or Exhibit C (“Form of Sublease/Note Estoppel Certificate”) as to a site sold under a Note/Sublease. If Seller is unable to obtain an estoppel for a Site Under Contract for Sale, Seller shall provide a comparable estoppel.

     (c) Prior to or at Closing, Seller shall deliver a consent to assignment of lease for each Ground Lease which requires landlord consent to the proposed assignment. The form of consent shall be in a form reasonably acceptable to Purchaser in light of the fact that certain of Seller's landlords may be unsophisticated. In the event that any Seller does not obtain any consent required to assign any Ground Lease hereunder, the Site associated with such Ground Lease may, at the option of Purchaser, be designated as a Rejected Site and this Agreement shall be terminated with respect to each such Rejected Site and the portion of the Purchase Price allocated to each such Rejected Site on Schedule 1.3(a) shall be deemed to constitute a reduction of the Purchase Price and that portion of the Earnest Money applicable to each such Rejected Site shall be refunded to the Purchaser.

     (d) Each Ground Lease will be assigned to Purchaser by a recordable assignment in the form attached as Exhibit D (“Form of Assignment of Ground Lease”).

     Section 1.9 Adjustments to the Purchase Price. If (i) any of the Improvements or Equipment or other Assets are damaged or destroyed prior to Closing and not repaired or replaced prior to Closing by Seller to the condition existing on the date of this Agreement, or (ii) any Assets cannot otherwise be conveyed to Purchaser despite Seller's best efforts, then, in the event Purchaser does not elect to terminate this Agreement under any right it may have to terminate under Article 7 of this Agreement, Purchaser shall be entitled to a credit against the Purchase Price equal to the cost to repair or replace the affected Assets to the condition existing as of the date of this Agreement, as reasonably determined by Purchaser, or, in the case of any Assets that cannot be conveyed to Purchaser, the value of the Assets that cannot be conveyed as set forth on Schedule 1.3(a).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

     To induce Purchaser to enter into this Agreement and to purchase the Assets, each Seller represents and warrants to, and covenants and agrees with, Purchaser, as of the date hereof and as of the Closing, that:

     Section 2.1 Organization and Authority of Seller. Each Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly authorized to transact business within the state where its Assets are located with full power and authority to conduct the Business as now conducted, own the Assets and enter into and perform its obligations under this Agreement. The execution, delivery and performance by each Seller of this Agreement and all deeds, bills of sale, assignments, agreements, sale closing statements and other instruments and documents to be executed and delivered by each Seller hereunder (collectively, the “Seller Documents”) and the sale to Purchaser of the Assets to be sold by it have been duly authorized by all requisite company action on the part of Seller. The Agreement constitutes, and all other Seller Documents will constitute, the legal, valid and binding obligations of each Seller who is a party thereto, enforceable against that Seller in accordance with their respective terms. Each Seller has received all necessary consents to enter into the Seller Documents to which it is a party and to consummate the transaction contemplated hereby. Each Seller has full power and authority (company and other) to own, lease, use and operate its properties and to conduct the Business as and where now owned, leased, used and conducted.

     Section 2.2 Authority of Individuals. Each Seller has full power to enter into and perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against each of them in accordance with their respective terms.

     Section 2.3 Foreign Qualification. Each Seller is qualified to transact business in all jurisdictions required by the nature and location of the Businesses and Assets of that Seller.

     Section 2.4 Absence of Conflicts. Each Seller’s execution and delivery of the Seller Documents to which it is a party and performance of its obligations hereunder and thereunder, including the sale of the Assets, will not conflict with, violate or result in the breach (or would result in a breach but for any requirement of notice or lapse of time or both) of any term, condition or provision of, or require the consent of any person under (a) any Seller’s articles of organization, articles of incorporation, operating agreement and/or bylaws, (b) any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which a Seller or the Assets is subject, or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, or other instrument, document or understanding, oral or written, to which a Seller is a party, by which a Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of a Seller thereunder, or result in the creation of any security interest, lien, charge or encumbrance on any of the Assets pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, contract, or other instrument or obligation to which a Seller is a party or any of the Assets may be bound or affected.

     Section 2.5 Title to Assets. Each Seller has good, valid and marketable title to all of the Assets that it purports to own, and has good and valid leasehold title to the Assets it purports to lease (except for inventory sold and receivables collected since the date thereof in the ordinary course of business consistent with past practice). At Closing, each Seller owns its respective Assets free and clear of all mortgages, liens, pledges, security interests, charges, claims, conditional sales agreements, restrictions and other encumbrances and defects of title of any nature whatsoever (“Liens”), except for Permitted Liens; provided however that Purchaser's obligations are contingent on BP's waiver or the expiration of any rights of first refusal or option to purchase as applicable to the transactions contemplated hereby as described in Section 6.12 below.

     Section 2.6 Eminent Domain. Except as set forth in Schedule 2.6, no proceeding for the taking of any of the Sites or any part thereof, or access to, or parking for, any of the Sites by eminent domain by any Governmental Authority is pending or, to the knowledge of Seller, threatened from any Governmental Authority.

     Section 2.7 Employee Relations. Inasmuch as Purchaser is acquiring the Assets, and not acquiring a business, Purchaser shall have no successor liability with respect to the Business, including, without limitation, with respect to employees.

     Section 2.8 Insurance. The assets, properties and operations of each Seller are and have been insured under various policies of property and casualty insurance. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts that are customary, adequate and suitable in relation to Seller’s business, assets and liabilities and all premiums to date have been paid in full. Each Seller is a “named insured” or an “insured” under such insurance policies.

     Section 2.9 Conduct Prior to Closing. From the date of this Agreement through the Closing Date (the “Interim Period”), each Seller has, and will conduct, the Business only in the ordinary course consistent with past practices. Through the Closing Date, each Seller has and will use its best efforts with respect to the Business to (i) preserve its present business organization intact, (ii) retain the services of its present employees, (iii) preserve the present relationships of Seller with its customers, suppliers and other persons with whom they have business dealings, (iv) preserve the good will of Seller’s convenience store and retail gasoline marketing business and the Business, and (v) keep Purchaser informed of any change in facts or circumstances that would affect Seller’s representations, warranties or covenants in this Agreement. Purchaser acknowledges and agrees that if Seller receives payment in full from a buyer of a Site Under Contract for Sale prior to Closing (a “Cashed Out Site”), the applicable Land Contract and Fee Site, and Note and Sublease, shall be removed from the Assets and the Purchase Price shall be reduced in the amount of the portion of the Purchase Price allocated to Land Contract or Note for such Site on Schedule 1.3(a) and a ratable portion of the Earnest Money determined in relation to the reduction in the Purchase Price shall be refunded to Purchaser.

     Section 2.10 Licenses. Each Seller has all licenses, permits, certificates and approvals necessary to carry on the Business. To the knowledge of Seller, there are no events or conditions arising out of the operations of Seller that would prevent Purchaser from obtaining licenses, permits, certificates, and approvals necessary to carry on the Business as now conducted, including, without limitation, those needed for wine and beer sales, gasoline sales and tobacco sales and lottery sales.

     Section 2.11 No Third Party Options. Except for this Agreement, the BP Restrictions, the Permitted Liens and as set forth in Schedule 2.11, there are no existing agreements, leases, licenses, options, commitments, rights, rights-of-first-refusal or other agreements (whether oral or written) with, of or to any person (i) granting any person or party the right to acquire any of Seller’s assets, properties or rights included in the Assets or any interest therein (except for those contracts entered into in the normal course of business consistent with past practices for the sale of inventory of Seller); (ii) granting any person or party the right to occupy, use, possess, lease or purchase any of the Assets or any portion thereof; (iii) requiring any payment or reimbursement by the owner of any of the Assets based upon the development of any such Asset or infrastructure related thereto; or (iv) pertaining to or obligating the owner of any of the Assets to construct infrastructure or otherwise pertaining to the development of any such Asset.

     Section 2.12 Litigation. Except as set forth on Schedule 2.12, no action, suit, litigation, arbitration, investigation or other proceeding (an “Action”) of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of each Seller, threatened against the Business, any of the Assets or the transactions contemplated by this Agreement, nor to the knowledge of each Seller is there any reasonably likely basis for any such Action, (i) to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, the Seller Documents or any action taken or to be taken by any Seller in connection with the consummation of the transactions contemplated hereby or thereby; or (ii) to modify the zoning classification of, or to condemn, or to purchase in lieu thereof, all or any part of any of the Sites; (iii) to reassess or impose any special assessments or penalties or interest with respect to any of the Sites; (iii) could adversely affect the Business, any of the Assets or the transactions contemplated by this Agreement. No Seller is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that may adversely affect a Seller, the Business, any of the Assets or the transactions contemplated by this Agreement.

     Section 2.13 Storage Tanks. Except as otherwise listed in Schedule 5.1(c), all UST's located on the Sites have been registered and are currently registered with the appropriate Government Authority, and all required registration fees and transfer charges and Taxes or impositions therefore and voluntary fees for trust fund participation have been paid in full. Each Seller has maintained all permits and taken all actions through the Closing Date necessary to maintain eligibility for reimbursement under Environmental Laws. All UST's satisfy the most recent upgrade requirements of the applicable government authority and all such tanks, and the practices of each Seller in the operation of such UST's, including storing gasoline, tank testing, inventory control and leakage detection, comply with all Environmental Law applicable to such UST's.

     Section 2.14 Contracts. Each Seller has made available to Purchaser true, correct and complete copies of all Contracts, including all amendments thereto.

     Section 2.15 Compliance with Law. Seller has not received notice of any alleged violation of, nor citation for noncompliance with, any Law or permit (except for minor violations or events of noncompliance which have been cured or remedied) including, without limitation, all applicable Laws relating to employment, employee benefits or the sale of tobacco, and the Americans With Disabilities Act, relating to the business conducted at the Sites or the Assets and, to each Seller’s knowledge, each Seller is in material compliance with all applicable Laws and permits. A list of all permit-related violations or citations (including beer permits) issued with respect to any of the Sites or the Assets in the last twelve (12) months or which are unresolved, regardless of when issued, is attached as Schedule 2.15.

     Section 2.16 Outstanding Balance under Land Contracts and Notes. The outstanding balance due each Seller under each Land Contact and Note as of the Effective Date is listed in Schedule 2.16.

     Section 2.17 Consents, Waivers and Approvals. Except for BP and as set forth on Schedule 2.17, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by any Seller with any of the provisions hereof or thereof. Subject to Section 7.3 below, each Seller reasonably believes that all material consents and other authorizations of any kind whatsoever from any third parties which are or will be required to carry out the terms and conditions of this Agreement, have been, or will before Closing be, obtained by Seller.

     Section 2.18 FIRPTA Status. No Seller is a “foreign person” as defined in the Foreign Investment in Real Property Tax Act, 26 U.S.C. 1445(f)(3) (“FIRPTA”), and each Seller agrees to execute and deliver to Purchaser an affidavit to that effect, including each Seller’s federal tax identification number, at or before the Closing.

     Section 2.19 Condition of Assets. The Sites, the Improvements and the Equipment are, to each Seller’s knowledge (i) in generally good material working order and condition, subject to ordinary wear and tear and ordinary maintenance issues, for their respective age, usage and classification as used by Seller in the operation of the Sites; and (ii) materially in compliance with, and there are no outstanding notices of any uncorrected violations of, any and all applicable laws, ordinances, regulations, licenses, approvals or other permits required by any municipal, governmental or quasi-governmental entity having jurisdiction over the Sites, the Improvements or the Equipment or the use thereof. The Assets being conveyed to Purchaser are sufficient for Seller to operate the Business at the Sites consistent with Seller’s past practices.

     Section 2.20 Insolvency. No Seller has (i) filed a voluntary petition in bankruptcy or any pleading seeking any reorganization, liquidation, dissolution or composition or other settlement with creditors under any law; (ii) admitted or failed to contest the material allegations of any such pleading filed against such Seller; (iii) been adjudicated a bankrupt or insolvent; (iv) been in receivership or dissolution; (v) made any assignment for the benefit of creditors; or (vi) admitted in writing its inability to pay its debts as they mature. Each Seller is current in its payments to any creditors of such Seller and is not delinquent in any material respect with respect to any such payments.

     Section 2.21 Material Contracts. Each Seller has provided Purchaser with, or will, as promptly as reasonably possible and no later than within ten (10) days after the Effective Date, provide Purchaser with, true, correct and complete copies of all material written contracts or agreements, and written summaries of all material and binding oral agreements, affecting or relating to each Seller’s operations at the Sites and/or the Assets including, but not limited to, all contracts or agreements (i) relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor who provides services for such

Seller’s operations at the Sites, including, without limitation, any contracts or agreements involving severance payments; (ii) relating to the acquisition, transfer, use, development, sharing or license of any of the Assets, except in the ordinary course of business; (iii) imposing any material restriction on such Seller’s right or ability (A) to compete with any other person or entity with respect to the Sites and Assets, (B) with respect to the Sites and Assets, to acquire any product or other asset or any services from any other person or entity, to sell any product or other asset to or perform services for any other person or entity, or to transact business or deal in any other manner with any other person or entity, or (C) to develop or distribute any of the Assets; (iv) creating or involving any agency relationship, distribution arrangement or franchise relationship relating to the Sites; (v) creating or relating to any partnership or joint venture or any material sharing of revenues, profits, losses, costs or liabilities relating to the Sites; (vi) that commits to pricing and quantities for the sale of the Seller’s products or services at the Sites to customers for any period after the Closing; and (vii) that, if assumed by Purchaser, would obligate Purchaser to make payment for goods, services or otherwise for any period after the Closing (collectively, the “Material Contracts”).

     Section 2.22 Correct and Completeness. This Agreement, the Exhibits and Schedules attached hereto, the documents identified on Schedule 2.22 (but only to the extent such documents contain historical financial or motor fuel volume information), the Seller’s Disclosures prepared or provided by Seller (but only to the extent such documents, where applicable, contain historical financial or motor fuel volume information), the Material Contracts and all other documents and information furnished and to be furnished to Purchaser by each Seller and each Seller’s representatives and agents are true, correct and complete in all material respects and do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, and to be made, not misleading. Copies of all documents delivered or made available to Purchaser by each Seller, or to be delivered or made available to Purchaser by each Seller, constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder. Notwithstanding the foregoing, Seller’s representation under this Section 2.22 shall not apply to any information or documents that include financial assumptions or projections.

     Section 2.23 Seller’s Officer’s Certificate. Each Seller shall deliver to Purchaser at Closing a duly executed officer’s certificate in form reasonably acceptable to Purchaser confirming that all of the foregoing representations and warranties of such Seller are true and correct as of the Closing.

ARTICLE 3

DISCLAIMER OF WARRANTIES

     Section 3.1 Purchaser Acknowledgements. Purchaser specifically acknowledges that, except for Seller’s representations and warranties in this Agreement or in any document delivered or to be delivered by Seller in connection with this Agreement or at Closing, Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller, Matrix, or any director, officer, employee, representative, broker or other agents of either of them, as to any matters concerning the Sites, the Assets and/or the business conducted therewith, including: (a) the condition or safety of the Sites or any improvements thereon, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, if any, foundations, soils and geology, lot size, or suitability of the Sites or their improvements for a particular purpose; (b) whether the appliances, if any, plumbing or utilities are in working order; (c) the habitability or suitability for occupancy of any structure and the quality of its construction; (d) the fitness or condition of any personal property; (e) whether the fixtures or improvements, including the fuel equipment, are structurally sound, in good condition; (f) the profits or losses relating to operations at the Sites; and (g) the legal or tax consequences of this Agreement or the transactions contemplated hereby. Purchaser understands the legal significance of the foregoing provisions and acknowledges that they are a material inducement to Seller’s willingness to enter into this Agreement.

Section 3.2 Disclaimer of Other Representations and Warranties.

PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN OR WILL BE GIVEN THE OPPORTUNITY TO EXAMINE ALL ASPECTS OF THE SITES AND OTHER ASSETS AND TO REVIEW ALL FILES CONCERNING THE SITES MAINTAINED BY SELLER AND ITS ENVIRONMENTAL CONSULTANTS AND ALL STATE AGENCIES HAVING JURISDICTION OVER THE SITES. ACCORDINGLY, PURCHASER AGREES, AND THE PURCHASE PRICE REFLECTS AND TAKES INTO CONSIDERATION, THAT THE ASSETS SHALL BE SOLD AND THAT PURCHASER SHALL ACCEPT POSSESSION OF THE ASSETS AT CLOSING STRICTLY ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS, EXCEPT FOR SELLER'S REPRESENTATION AND WARRANTIES IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED OR TO BE DELIVERED BY SELLER IN CONNECTION WITH THIS AGREEMENT OR AT CLOSING, WITH NO RIGHT OF SET-OFF OR REDUCTION IN THE TOTAL CONSIDERATION EXCEPT FOR ADJUSTMENTS EXPRESSLY CONTEMPLATED BY THIS AGREEMENT AND THAT, EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT OR IN ANY DOCUMENT DELIVERED OR TO BE DELIVERED BY SELLER IN CONNECTION WITH THIS AGREEMENT OR AT CLOSING, THE SALE OF ASSETS AND OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER DOES HEREBY DISCLAIM AND RENOUNCE ANY SUCH REPRESENTATION OR WARRANTY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     To induce Seller to enter into this Agreement and to sell the Assets, Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing, that:

     Section 4.1 Corporate Organization and Authority. Each Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement. Purchaser is, or as of the Closing Date will be, qualified to transact business in the States where the Sites are located. Purchaser’s execution, delivery and performance of this Agreement and all assumptions, agreements and other instruments and documents to be executed and delivered by Purchaser hereunder (collectively, the “Purchaser Documents”) and its acquisition of and payment for the Assets have been duly authorized by all requisite corporate action on the part of Purchaser, and this Agreement constitutes, and all other Purchaser Documents will constitute, Purchaser’s legal, valid and binding obligations, enforceable against Purchaser in accordance with its terms, and when executed and delivered by Purchaser and Seller, shall constitute the valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject only to bankruptcy, insolvency and other rights pertaining to the enforcement of creditor’s rights generally.

     Section 4.2 Absence of Conflicts and Consent Requirements. Purchaser’s execution and delivery of the Purchaser Documents and performance of its obligations hereunder and thereunder, including the purchase of and payment for the Assets, will not conflict with, violate or result in the breach (or would result in a breach but for any requirement of notice or lapse of time or both) of any term, condition or provision of, or require the consent of any person under (a) any Purchaser’s articles of incorporation, articles of organization, bylaws, operating agreement and/or partnership agreement, (b) any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Purchaser is subject or (c) any mortgage, indenture, agreement, contract, commitment, lease, plan, license, or other instrument, document or understanding, oral or written, to which Purchaser is a party thereto or by which Purchaser may have rights. Except as set forth on Schedule 4.2, Purchaser’s execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Assets, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

     Section 4.3 Litigation. No Action of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the knowledge of Purchaser, threatened against Purchaser nor to the knowledge of Purchaser is there any reasonably likely basis for any such Action, the result of which could adversely affect Purchaser's ability to perform its obligations hereunder or the transactions contemplated by this Agreement. Purchaser is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that may adversely affect Purchaser's ability to perform its obligations hereunder or the transactions contemplated by this Agreement.

     Section 4.4 Sufficient Funds. As and when needed (included at the Closing and all times thereafter), Purchaser shall have sufficient cash, marketable securities and other sources of immediately available funds necessary to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement, including the payment or satisfaction of all Assumed Obligations, and there is no restriction on the use of such cash for such purposes. Purchaser acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

ARTICLE 5

ENVIRONMENTAL COVENANTS AND AGREEMENTS

     Section 5.1 Definitions. As used in this Article 5, the following terms shall have the meanings set forth below:

     (a) “Agency” shall mean any federal, state or local agency with power to regulate the ownership or operation of the Business or underground storage tanks and/or the reporting, assessment and remediation of contaminated soil and/or groundwater.

     (b) “Covered Contamination” means all Environmental Contamination that is known to be present at or originating from any Real Property Site as of or prior to Closing. Schedule 5.1(b) sets forth the Covered Contamination identified by Seller as of the date of this Agreement. At Closing, Seller and Purchaser will execute an amendment to this Agreement updating Schedule 5.1(b), as necessary. Covered Contamination shall include any Environmental Contamination caused by or related to any activity of Seller or its agents, employees or contractors at the Sites after Closing. Covered Contamination shall also include any material Environmental Contamination issues identified during the Environmental Due Diligence Period which require Remediation but do not result in Purchaser electing to reject the Site or Sites as a Rejected Environmental Site or Sites under Section 5.2 below. In addition, Covered Contamination shall include any Remediation necessitated as a result of any Covered UST Equipment Corrective Measures.

     (c) “Covered UST Equipment Corrective Measures” means any corrective measures necessary to bring all UST components, including, but not limited to underground storage tanks, associated lines, pipes, pumping, release detection and spill and overfill protection, equipment, located at a Real Property Site into compliance with applicable Environmental Laws and described in Schedule 5.1(c). Schedule 5.1(c) sets forth the Covered UST Equipment Corrective Measures identified by Seller as of the date of this Agreement. At Closing, Seller and Purchaser will execute an amendment to this Agreement updating Schedule 5.1(c), as necessary, based on Purchaser’s Environmental Compliance Testing (as defined in Section 5.2 below) findings.

     (d) “Disposal,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6901(3)(33) and (34), respectively, but the terms shall be applied to all “Hazardous Materials,” not merely “Hazardous Waste” as defined in that statute.

     (e) “Environmental Contamination” means recoverable free liquid hydrocarbons, dissolved hydrocarbon components, absorbed hydrocarbon components, vapor phase hydrocarbon contamination, and other hazardous constituents including but not limited to oil and petroleum products and by-products and toxic substances or wastes, pollutants, Hazardous Substances or waste contaminants, special waste, industrial substance or waste, including, without limitation, any substance regulated or defined by Environmental Laws located at a Real Property Site.

     (f) “Environmental Laws” means federal, state and local laws, principles of common law, regulations and codes, as well as orders, decrees, guidance documents, judgments and injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of the environment.

(g)	“Hazardous Substance” shall mean all of the following:

	i.	Any substance, material, or waste that is included within the definitions of

“hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law;

	ii.	Those substances listed as hazardous substances by the United States

Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto) or any other Environmental Law;

	iii.	Any substance, material, or waste that is petroleum, petroleum-related, a petroleum product constituent or additive, or a petroleum by-product, hydrocarbons, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, Freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical; and

	iv.	Any other substance, material or waste that is regulated or limited by any

Agency or pursuant to any Environmental Law.

(h)	“New Contamination” means any Environmental Contamination of a Real

Property Site that is not Covered Contamination.

     (i) “Remediation” means all activities, whether undertaken pursuant to judicial or administrative order or otherwise, required to comply with applicable Environmental Laws, to investigate, monitor and, if required, clean up, remove, treat, or in any other way adjust Environmental Contamination on, in, or at a Real Property Site.

     (j) “Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

     Section 5.2 Right to Inspect and Test. Until the forty-fifth (45th) day following the Effective Date (the “Environmental Due Diligence Period”), and subject to the Sites Under Contract Due Diligence Condition, Purchaser shall have the right to perform and complete such non-invasive investigations, testing, and environmental assessments at each Real Property Site, at Purchaser’s sole cost and expense, to determine the presence of Environmental Contamination (“Environmental Due Diligence”). Purchaser shall conclude all of its Environmental Due Diligence upon expiration of the Environmental Due Diligence Period unless Purchaser and Seller have agreed in writing to extend such period on an individual Real Property Site basis for a period of time no more than fifteen (15) days after the expiration of the Environmental Due Diligence Period (“Extended Environmental Due Diligence Period”). Purchaser also shall have the right during the Environmental Due Diligence Period, at its sole cost and expense, and subject to the Sites Under Contract Due Diligence Condition, to audit the operations, including but not limited to completing such testing of all UST components, including, but not limited to underground storage tanks, associated lines, pipes, spill containment devices and pumping equipment as it deems appropriate (“Environmental Compliance Testing”), and in so doing exercise commercially reasonable efforts to limit interference with Seller’s ongoing business activities at each Real Property Site. Purchaser shall deliver a copy of any final reports or assessments resulting from such investigations and testing to Seller promptly after their completion. If required by applicable law, Seller shall report all Environmental Contamination and any condition that must be remedied as a matter of Environmental Law that are reflected in such reports or assessments to the relevant Agency. If by the expiration of the Extended Environmental Due Diligence Period the Purchaser identifies a Site or Sites with respect to which it has reasonable cause to believe that Environmental Contamination (“Environmental Defect”) on such Site or Sites cannot be adequately remediated in a manner and timeframe reasonably satisfactory to Purchaser (individually, a “Rejected Environmental Site” or collectively, the “Rejected Environmental Sites”) and subject to the limit on Maximum Rejected Sites set forth in Section 1.4(a) of this Agreement, then (i) Purchaser and Seller shall proceed to Closing on the remaining Sites (subject to Sections 1.4(a), 1.4(c) and 1.8(c) above) as scheduled, (ii) the Purchase Price shall be reduced by the amount allocated to each such Rejected Environmental Site on Schedule 1.3(a), and (iii) a prorated portion of the Earnest Money applicable to each such Rejected Environmental Site (determined by reference to Schedule 1.3(a)) shall be retained by the Escrow Closing Agent. In regard to each such Rejected Environmental Sites, the parties shall be deemed to have agreed to defer the Closing of this Agreement with respect to each such Rejected Environmental Site until the Seller has cured the Environmental Defect applicable to such Rejected Environmental Site, provided that if any such Environmental Defect is not cured within twelve (12) months after Closing, this Agreement shall be terminated with respect to each such Rejected Environmental Site and the portion of the Purchase Price allocated to each such Rejected Environmental Site on Schedule 1.3(a) shall be deemed to constitute a reduction of the Purchase Price and that portion of the Earnest Money applicable to each such Rejected Environmental Site shall be refunded to the Purchaser. Except as expressly set forth in this Agreement, Seller makes no warranty or representation whatsoever concerning the condition of the Assets, including without limitation that any piping, equipment and fixtures are fit for any particular use or any use whatsoever, are in compliance with Environmental Laws (as hereinafter defined) or any other applicable laws, or are free of petroleum, non-merchantable petroleum residue, or Hazardous Materials (as hereinafter defined). Purchaser acknowledges (i) that the Real Property Sites have been used in connection with the storage, sale and distribution of Hazardous Materials; (ii) that underground storage tanks, piping and/or other equipment and fixtures for such storage, sale and distribution have been, are, or may be presently located on the Real Property Sites; and (iii) that such storage tanks, piping and/or other equipment and fixtures contain or have contained Hazardous Materials and that such Hazardous Materials may have spilled, leaked, seeped or entered onto or under the ground or into ground waters. Purchaser agrees that it shall not rely on Seller’s Disclosures, but shall instead rely solely on Purchaser's due diligence review and inspection to determine the condition of the Assets and whether to purchase the Assets. Purchaser acknowledges that Seller shall have no obligation to correct any conditions or alleged defects discovered by Purchaser in the course of Purchaser’s investigations of the Assets or thereafter.

Section 5.3

Seller’s Remediation Obligation.

     (a) Remediation by Seller. Seller shall, subject to the remainder of this Article 5, promptly perform, at its sole cost and expense and in accordance with and to the extent required by Environmental Laws, Remediation of all Covered Contamination. Seller shall diligently pursue Remediation of all Covered Contamination at each Real Property Site until such time as the relevant Agency confirms in writing that no further Remediation is necessary. The parties shall work reasonably with one another in scheduling Seller’s Remediation. Such Remediation shall be scheduled and performed in a manner and at times that comply with Environmental Laws and are consistent with best commercially reasonable efforts, but no longer than that required by the applicable Agency. Such Remediation shall be done at a time and in a manner and upon a schedule agreed by the Parties. If performing Remediation, Seller shall use commercially reasonable efforts to limit interference with Purchaser's ongoing business activities at the Site(s). If required to do so by the Illinois Department of Environmental Protection or other appropriate governmental authority in connection with Seller’s performance of the Remediation or the issuance of the closure letter, Seller shall have the right to place deed restrictions on the Sites prohibiting the use of groundwater under the Site for potable purposes and/or restricting use of the Site to non-residential purposes. Any other use restrictions contemplated by Seller must be first approved by Purchaser, in writing, which approval shall not be unreasonably withheld, delayed, or conditioned.

     (b) Corrective Measures by Seller. Promptly after receiving written notice from Purchaser, Seller shall conduct any measures reasonably necessary to correct any material deficiencies that Purchaser identifies in Purchaser’s Environmental Compliance Testing (the “Environmental Compliance Repairs”). Material deficiencies include any leaks, cracks, damage or improper installation or repair in or to all UST components, including, but not limited to underground storage tanks, associated lines, pipes, spill containment devices and pumping equipment or upgrades to any component thereof which does not comply with applicable Law and/or manufacturer specifications or nationally recognized standards (i.e., PEI, STI or NFPA30). To the extent feasible, the Environmental Compliance Repairs shall be complete prior to Closing. Otherwise, the cost of achieving compliance with such standards, as agreed by the parties in writing, shall be a credit to Purchaser at Closing against the Purchase Price. Purchaser will be responsible for achieving such compliance after Closing.

     Section 5.4 Negotiations with Agencies. Seller shall conduct all negotiations with Agencies with respect to the Remediation of Covered Contamination at the Sites. Purchaser shall have the right to attend any such negotiations, at Purchaser’s sole expense. Purchaser unilaterally shall negotiate with Agencies regarding any New Contamination relating to the Sites. Seller shall have the right, upon ten (10) days prior written notice to Purchaser, to inspect Purchaser’s books and records relating to Environmental Contamination at the Sites. To the extent, if any, that Agencies provide correspondence or other documents regarding Remediation of Covered Contamination to Seller, Seller promptly shall furnish copies of same to Purchaser. Seller promptly shall furnish to Purchaser copies of all correspondence and other material documents it supplies to Agencies. Any costs associated with such negotiations having to do with Covered Contamination shall be paid by Seller.

     Section 5.5 Reporting. As to each Real Property Site, Seller shall undertake after the Closing Date, at its expense, all reporting and notification required by Environmental Laws, with respect to Covered Contamination on, under or originating from such Real Property Site. Seller shall be entitled to the benefit of any Agency reimbursement funds or insurance proceeds (other than from Purchaser's insurer) that may be available with respect to such Remediation of Covered Contamination conducted by Seller, so long as Seller complies with the terms of this Article 5. Seller shall coordinate, at no cost to Purchaser, administrative efforts or legal activities to obtain such reimbursement or insurance proceeds.

     Section 5.6 Access to Sites. Following the Closing Date, Purchaser shall permit reasonable access to Seller and its employees and to agents and contractors of Seller that are reasonably acceptable to Purchaser at each Real Property Site containing Covered Contamination for such time as is reasonably required for Seller to meet all environmental obligations contemplated by this Agreement. Such access shall include the right to conduct such tests, to take such groundwater or soil samples, to excavate, remove, dispose of and/or treat the soil and/or groundwater, and to undertake such other actions as are required by the applicable Agency in connection with the Remediation of Covered Contamination. The rights of access accorded to Seller herein shall not confer a right upon Seller to stage or place machinery or equipment on a Site in a manner that would unreasonably interfere with the use or the business conducted on the Real Property Site or to store or treat soil, drill cuttings, debris, drums or water on a Site for more than thirty (30) days or in a manner that would unreasonably interfere with the use or the business conducted on the Real Property Site. Seller shall bear all responsibility for disposal of all soil, drill cuttings, debris, drums or water from all Remediation of Covered Contamination, and shall sign all manifests or other documents evidencing or referencing disposal of such materials as the “generator” of the materials. Seller shall restore the surface and existing structures, if any, of each Real Property Site to a condition substantially similar to the condition at the time immediately prior to the actions taken by Seller. Seller or its contractors shall notify Purchaser at least five (5) days in advance of all work or actions at any Real Property Site, which notification may be in the form of a periodic schedule of activities. Purchaser and Seller agree to exert their best commercially reasonable efforts to agree on the placement and the location of Seller’s remediation equipment and the order in which Seller implements its Remediation activities on the Real Property Sites. Any cost or expense to repair or replace Equipment, Improvements, surface or subsurface utilities, or personal property at the Real Property Sites resulting from the acts or omissions of Seller or Seller’s employees, consultants, contractors or representatives during Remediation of Covered Contamination shall be the responsibility of Seller. Prior to Seller entering a Real Property Site for purposes of performing its obligations under this Article 5, Seller and Purchaser shall execute and record an Access Agreement in the form attached hereto as Exhibit E (“Access Agreement”). Purchaser shall have the right, before, during, or after any work performed by Seller at a Real Property Site pursuant to this Article 5, to request Seller implement Remediation of a Site in accordance with Purchaser’s reasonable proposed use and/or redevelopment of the Property or to otherwise request to amend the manner in which Seller intends to conduct Remediation. To the extent that Seller makes accommodations for Purchaser related to, and not otherwise required by, the Remediation, Purchaser shall reimburse Seller for reasonable out-of-pocket costs related to such accommodations requested by Purchaser.

     Section 5.7 Representations and Warranties by Seller. Seller represents and warrants to, and covenants and agrees with, Purchaser, as of the date hereof and as of the Closing Date:

     (a) Covered Contamination. To Seller’s knowledge, there is no Covered Contamination for any Real Property Sites except as set forth on Schedule 5.1(b).

     Section 5.8 Indemnification by Seller. From and after the Closing Date, Seller covenants and agrees to and shall defend, indemnify and hold each Purchaser and its respective affiliates, subsidiaries, owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any “Loss” (which for purposes of this Agreement shall include any and all losses, actions, suits, claims, demands, judgments, lawsuits, liabilities, damages, penalties, costs (including without limitation court costs and costs of appeal) and expenses (including without limitation reasonable attorneys' fees and costs and fees and costs of expert witnesses and consultants whether or not arising out of third party claims), including, without limitation, interest, penalties, and reasonable attorneys’ fees) incurred in connection with, arising out of, resulting from, based on, or relating or incident to any of the following:

     (a) Environmental Liabilities. Covered Contamination, any Remediation thereof undertaken by Seller pursuant to this Article 5, any measures required to correct deficiencies identified in Environmental Compliance Testing, or any Release of any Hazardous Substance on or emanating from any Real Property Site prior to the Closing;

     (b) Misrepresentation or Breach of Warranty. Any material inaccuracy in or breach of any of the representations or warranties of Seller set forth in this Article 5, irrespective of any investigation or lack thereof on the part of Purchaser; and

     (c) Breach of Covenant or Agreement. Any material breach or nonfulfillment by Seller of any of its covenants, agreements or other obligations set forth in this Article 5.

     Section 5.9 Indemnification by Purchaser. From and after the Closing Date, Purchaser covenants and agrees to and shall defend, indemnify and hold each Seller and its respective affiliates, subsidiaries, owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any Loss incurred in connection with, arising out of, resulting from, based on, or relating to or incident to any of the following:

(a)	Environmental Liabilities. New Contamination caused by Purchaser; and

(b)	Breach of Covenant or Agreement. Any material breach or nonfulfillment by

Purchaser of any of its covenants, agreements or other obligations set forth in this Article 5.

ARTICLE 6

OTHER COVENANTS AND AGREEMENTS

     Section 6.1 Press Releases and Announcements; Confidentiality. Prior to Closing, with the exception of notices delivered by Seller pursuant to the Petroleum Marketing Practices Act, none of Purchaser, Seller or their respective equity holders will prepare or disseminate any press releases, announcements or make other disclosures relating to the transactions contemplated hereby without the written consent of the other party, not to be unreasonably withheld or delayed; provided, that this subsection shall not preclude any party from making any disclosure as to the transactions contemplated hereby that the disclosing party reasonably believes is required by applicable law or agreement with any securities exchange, provided that the parties will discuss the terms of such disclosure prior to its release. Each party shall provide the other with the reasonable opportunity to review any such press releases, announcements or other disclosures prior to dissemination. Notwithstanding the foregoing, Purchaser expressly is permitted, from and after the date of this Agreement, to make disclosures of the transactions contemplated hereby, without discussing such disclosure with Seller to its lenders or in connection with Purchaser’s applying for and obtaining the permits, certificates, licenses, insurance and approvals necessary for Purchaser to carry on the Business as now conducted by Seller, including, without limitation, the permits, certificates, licenses and approvals needed for liquor, wine and beer sales, lottery sales, gasoline sales and tobacco sales.

     Section 6.2 Maintenance of Records. Inasmuch as certain records of Seller relating to the Sites are to be included as Assets and sold to Purchaser hereunder, and certain other of such books, records and documents are Excluded Assets to be retained by Seller hereunder, and Purchaser or Seller may have need to have access to the books, records and documents held by the other after the Closing, Purchaser and Seller agree that they shall each maintain for at least two (2) years after the Closing Date (or for such longer period as may be required by applicable law or requested by the other party) the respective books, records and documents sold or retained hereunder. During said period, representatives of Purchaser shall be permitted to inspect and make copies of said books, records and documents retained by Seller and related to the Assets during normal business hours and upon reasonable notice for purposes related to the continuation by Purchaser of the Business; and representatives of Seller shall be permitted to inspect and make copies of said books, records and documents sold to Purchaser during normal business hours and upon reasonable notice for purposes related to their affairs. The obligations of the parties set forth in this Section 6.2 shall survive Closing.

     Section 6.3 Further Assurances. Each of Seller and Purchaser hereby covenant and agree with the other that at any time and from time to time they will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement and to allow Purchaser to comply with any and all SEC rules and regulations related to the reporting of the transactions contemplated by this Agreement. Seller specifically agrees that prior to and after Closing, Seller shall, cause any persons or entities controlled directly or indirectly by Seller to, grant easements or fee title to Purchaser across or to adjacent property owned by such persons or entities, as may be reasonably necessary to provide access, signage, drainage, septic tank or trash receptacle maintenance or other uses reasonably required to use any

Site for convenience store or gasoline marketing use. In addition, to assist in the preparation of SEC disclosures and other reporting related to the transactions contemplated by this Agreement, the Seller agrees that it shall cooperate with Purchaser and its representatives, and shall provide Purchaser and its representatives with copies of and/or access to any and all spreadsheets, work papers and other relevant documents and information, as well as any auditor consents (if any), related to the financials of the Seller, as may be necessary or desirable for the preparation and filing of complete and accurate disclosures and other reports with the SEC. Purchaser agrees to reimburse each Seller for its reasonable costs and expenses incurred by such Seller in connection with Seller compiling such information required by Purchaser for Purchaser’s preparation of SEC disclosures and other reporting related to the transactions contemplated by this Agreement. The obligations of the parties set forth in this Section 6.3 shall survive Closing.

Section 6.4

Fees and Expenses; Prorations.

     (a) Seller and Purchaser shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and their consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel, accountants and consultants. Seller shall provide or pay any documents necessary to remove Liens, title defects, and terminate leases or memoranda thereof. Purchaser shall pay the costs of recording the Deeds and assignments. At Closing, Purchaser shall either pay or reimburse the Seller for title insurance premiums, title insurance commitment fees, title endorsements requested by Purchaser and title search costs paid by Seller including the premium for any ALTA extended coverage title insurance policy obtained by Purchaser. Purchaser shall pay any fee or charge for the approval of the transfer of a License. Purchaser and Seller shall each pay one-half of the cost of any sales Taxes or transfer Taxes or other transfer fees or charges imposed with respect to the sale or transfer of any of the Assets. Seller and Purchaser shall each pay one-half of the escrow fees of the Closing Escrow Agent, and each party shall pay attorney fees incurred by that party.

     (b) All prorations and adjustments to be made as of the Closing Date and all determinations of what assets are to be transferred or excluded (other than the Inventory balances and Store Cash) shall be determined as of 12:01 a.m. on the Closing Date. Rebates shall be prorated between the parties based on the Closing Date and number of days in the respective rebate period. Upon receipt of a rebate either prior or subsequent to the Closing Date, the receiving party shall account to the other party and promptly remit the amount due to the other party. Taxes (including ad valorem Taxes) and assessments assessed against or with respect to the Assets, Inventory, rent, charges arising under the Contracts, and other items of income or expense shall be prorated as of 12:01 a.m. on the Closing Date. All accounts payable, excluding accounts payable with respect to Inventory, which accrue prior to the Closing Date shall be paid by Seller. All accounts payable for Inventory delivered prior to and at 7:00 a.m. on the Closing Date shall be paid by Seller. All accounts payable for Inventory delivered after 7:00 a.m. on the Closing Date shall be paid by Purchaser. Real property taxes, assessments and personal property taxes, if any, which have accrued and are not yet due and payable as of Closing, with respect to the Real Property Sites, shall be prorated as of the Closing Date based on 104% of the most recent available tax bill(s). In the case of the Leased Sites, Seller’s obligations for real property taxes and assessments under the applicable lease will be prorated as of the Closing Date. No later than thirty (30) days following Purchaser’s receipt of final tax bills, Purchaser shall provide

Seller with copies of such final tax bills and a reconciliation of the tax prorations. If the amount of the credit received by Purchaser at Closing for the proration exceeds the amount of Seller’s portion of the real estate taxes and assessments, then Purchaser shall pay to Seller the overage at the same time Purchaser delivers the final tax bills and reconciliation statement. If the amount of the credit received by Purchaser at Closing for the proration is less than Seller’s portion of the real estate taxes, then Seller shall pay to Purchaser the difference within fifteen (15) days following Seller’s receipt of the final tax bills and reconciliation statement All security deposits held by Seller under Supply Agreements and as landlord under Leases and Subleases shall be assigned to Purchaser at Closing in the form of a credit against the Purchase Price. Seller’s right to any security deposits held by a landlord under a Ground Lease shall be assigned to Purchaser at Closing in the form of a credit to the Purchase Price in favor of Seller.

     Section 6.5 Bulk Transfer Compliance. Purchaser and Seller hereby mutually agree to waive compliance with the provisions of any respective State Uniform Commercial Codes entitled “Uniform Commercial Code - Bulk Transfers,” or any equivalent state statutes dealing with the bulk sales of inventory, and of the corresponding laws of any other jurisdiction, to the extent applicable to the transactions contemplated hereby. Seller covenants and agrees to indemnify and save harmless Purchaser from and against any and all Loss arising out of noncompliance with said Bulk Transfers laws except to the extent arising out of Purchaser’s failure to pay, perform and discharge the Assumed Obligations as and when due. “Assumed Obligations” as employed in this Section shall not include any obligations imposed upon Purchaser under any provision of Illinois or Indiana law which are related to notices required to be provided to the applicable state agencies upon a Seller disposing of bulk assets, and each party hereto shall, to the extent deemed appropriate, notify such authorities of details required of such party under the statutes to comply with the provisions thereof and to ensure that the Purchaser does not succeed to any sales tax or unemployment tax liabilities of Seller.

     Section 6.6 Trade Secrets; Confidential Information. Purchaser recognizes and acknowledges that it has had access to certain highly sensitive, special, unique information relating to the operations of the Business that is confidential or proprietary (“Confidential Information”). Purchaser and Seller each agree to continue to be bound by all agreements under which it received such Confidential Information and/or information about the Seller and Purchaser, including that certain confidentiality agreement entered into before the date hereof between Purchaser and Matrix for the benefit of Seller (the “Confidentiality Agreement”).

     Section 6.7 Brokers. Seller hereby represents and warrants to Purchaser that, Matrix Capital has been engaged as Seller’s investment banker in connection with the transactions contemplated hereby, whose fee shall be paid by Seller. Purchaser hereby represents and warrants to Seller that it has not engaged or involved any other broker or finder in connection with the transactions contemplated hereby. Each party shall indemnify, defend and hold harmless the other parties from and against any and all broker’s or finder’s fees, commissions or similar charges incurred or alleged to have been incurred by the indemnified party or parties in connection with the transactions contemplated hereby arising out of any claim that the indemnifying party incurred any such fees, commissions or charges.

Section 6.8 Employees. At least fourteen (14) days prior to the Closing Date,

Seller will provide Purchaser the opportunity to interview any of Seller’s employees employed in the Business (“Business Employees”) Purchaser desires to interview. Seller will provide Purchaser with full access to all premises, properties and Business Employees of Seller for the purpose of preparing for and conducting such employee interviews. Subject to applicable laws, Seller will promptly provide Purchaser with any information reasonably requested by Purchaser with respect to Seller’s Business Employees. Purchaser will have the opportunity to offer employment to all or any number of Seller’s Business Employees. For clarity, Purchaser has no obligation to hire or offer employment to any of Seller’s employees. Not later than five (5) days prior to the Closing Date, Purchaser will deliver to Seller a list of Seller’s Business Employees to whom Purchaser intends to make an offer of employment (the “Selected Employees”). Purchaser’s expressed intention to extend offers of employment will not constitute a commitment by Purchaser to enter into an employment relationship with any employee of Seller of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment. Seller shall be responsible for terminating the employment of all employees of Seller and shall pay all termination and severance payments and shall be responsible for all claims, costs, expenses and liabilities arising from such terminations. Purchaser assumes no obligations or liabilities with respect to any of Seller’s employees, including employee benefit and pension plans, programs, agreements, arrangements, or policies, whether or not subject to ERISA. All obligations or liabilities whatsoever, whether accruing before or after the Closing Date by reason of Seller contributing to, maintaining, discontinuing, terminating, or ceasing participation in or withdrawing from any employee benefit, welfare, or pension plan or program including, without limitation, severance pay obligations accruing during any employee’s employment by Seller, shall be and remain Seller’s sole responsibility and obligation. Seller shall be solely responsible for giving all necessary WARN Act notices or other notices to employees required of Seller by law as a result of the transactions contemplated hereby. Seller shall be responsible for all employee-related lawsuits, discrimination charges, wage and hour audits, workers’ compensation claims, unemployment claims, etc., that arise or accrue as a result of the employee’s employment with Seller, while Purchaser shall be responsible for all employee-related lawsuits, discrimination charges, wage and hour audits, workers’ compensation claims, unemployment claims, etc., of any former employee of Seller who is employed by Purchaser that arise or accrue as a result of such employee’s employment with Purchaser.

     Section 6.9 Commercially Reasonable Efforts. From the date hereof through the Closing, each party will use commercially reasonable efforts to take all actions necessary, proper or advisable in order to perform the transactions contemplated hereunder (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 below). Seller acknowledges that promptly following the date of this Agreement, Purchaser will begin the process of applying for the permits, certificates, licenses and approvals necessary for Purchaser to carry on the business as now conducted by Seller, including, without limitation, those needed for wine and beer sales, gasoline sales and tobacco and lottery sales, and Seller agrees to provide Purchaser access to their records and reasonable assistance in connection with applying for and obtaining such permits, certificates, licenses and approvals.

Section 6.10 Mail. Seller hereby irrevocably authorizes Purchaser after the Closing to receive and open all mail and other communications received by Purchaser and addressed or directed to Seller and, to the extent relating to the Assets or the Assumed Obligations, to act with respect to such communications in such manner as Purchaser may elect. If any such communication does not relate to the Assets or the Assumed Obligations, Purchaser will promptly forward such communication to Seller. Seller will promptly deliver to Purchaser the original of any mail or other communication received by Seller after the Closing that relates to the Assets or the Assumed Obligations.

     Section 6.11 Access. Seller has provided Purchaser’s Representatives with unlimited access to Seller’s investment banker’s (Matrix) data room containing all of the documents reasonably accessible by Seller, contracts, agreements, deeds, surveys, title insurance policies, leases, reports and books and records relating to the Assets. Seller shall continue to supplement that information by posting new information and notifying Purchaser as and when new information is discovered. Seller shall not provide Purchaser with its financial and tax information.

     Section 6.12 Agreements with BP. Seller shall use reasonable best efforts to obtain the agreement of BP Products North America Inc. (“BP”) to waive any right of first refusal that BP has with respect to the Assets under Seller’s Branded Jobber Contract with BP (the “Branded Jobber Contract”). Purchaser and Seller acknowledge and agree that Purchaser shall have the obligation to use its reasonable best efforts to negotiate and execute a branded jobber contract with BP prior to Closing (“Purchaser’s Branded Jobber Contract”) including, among other things, Purchaser’s fuel volume commitment to BP under Purchaser’s Branded Jobber Contract. Purchaser shall use reasonable best efforts to execute Purchaser’s Branded Jobber Contract with BP not later than thirty (30) days following the Execution Date.

Section 6.13 Eminent Domain Proceeds. Seller shall advise the applicable governmental entity to pay all proceeds from eminent domain or condemnation proceedings relating to the Real Property Sites listed on Schedule 2.6 directly to Purchaser. If Seller receives any such proceeds it promptly will remit those proceeds to Purchaser.

Section	6.14	Intentionally Omitted.
Section	6.15	Section 1031 Exchange.

     (a) Exchanges Generally. Purchaser and Seller agree that either party may elect to structure the conveyance of all or a portion of the Transferred Assets as an exchange pursuant to Section 1031 of the Internal Revenue Code, but in the event Purchaser elects to exchange, Seller shall receive cash at the applicable Closing. If such an exchange is elected by either party (the party making such election being referred to herein as the “Electing Party”), the Electing Party and other party may enter into an exchange agreement acceptable to both Purchaser and Seller. As an alternative, the Electing Party may elect to enter into an exchange agreement with a third party to effect such exchange in accordance with Section 1031 of the Code. Neither party makes any representation or guarantee to the other that the transactions contemplated under this provision will result in any particular tax treatment to the other party, or will qualify as an exchange under Section 1031 of the Code. The Electing Party will assume all costs and expenses, including attorneys’ fees, incurred in connection with such election to structure the transaction as an exchange in accordance with Section 1031 of the Code. In the event that Seller elects to assign any of its rights or interests under this Agreement to any deferred exchange company (or other entity) pursuant to any such exchange pursuant to Section 1031 of the Code, then Purchaser hereby covenants and agrees that it will not object to any subsequent reassignment by such deferred exchange company (or other entity) to Seller of any (or any portion of) such rights and interests. The terms of this Section shall survive any Closing hereunder.

     (b) Exchange Cooperation. Seller and Purchaser agree that, at the request of the Electing Party, they will execute such agreements and other documents as may be necessary, in the reasonable opinion of respective counsel for the parties, to complete and otherwise effectuate the exchange of properties in accordance with Section 1031 of the Code. The Electing Party hereby indemnifies and holds the non-exchanging party harmless in connection with any actual loss, cost or damages suffered by the non-exchanging party concerning or arising out of such exchange or deferred exchange, which indemnification shall survive any Closing hereunder.

Section 6.16	Additional Covenants of Seller.
(a)	Except as expressly provided herein, between the Effective Date and the

Closing Date, the Sellers shall with respect to the Business and the Assets:

     (1) maintain their tangible properties, assets and facilities in good operating order and condition, reasonable wear and tear excepted, in accordance with past practices;

     (2) maintain their respective books and records in accordance with past practices, and use its best efforts to maintain in full force and effect all material licenses, permits, registrations and authorizations and all insurance policies and binders;

     (3) carry on its operations in substantially the same manner as presently conducted and use its best efforts to preserve intact its present business and business organization and to maintain its relations and goodwill with the payors, suppliers, employees and others having a business relationship with it; and

     (4) promptly advise Purchaser in writing of the commencement of, or the threat of, any material dispute, claim, action, suit, proceeding, arbitration or investigation by, against or affecting any Seller, the Assets or its operations, or any action taken or to be taken in connection with this Agreement or the ability of any Seller or Purchaser to consummate the transactions contemplated herein or therein.

     (b) Except as otherwise expressly provided herein, between the Effective Date and the Closing Date, without the prior written consent of Purchaser, Sellers shall not:

     (1) take any action or fail to take any action that would breach any of Sellers’ covenants contained herein or cause any of its representations or warranties to be untrue in any material respect if made immediately after such event or at Closing;

     (2) make any material change in personnel, operations, finance or accounting policies or sell, exchange or otherwise dispose of any material asset or enter into any material contract, commitment, agreement or transaction;

     (3) create, assume or permit to exist any new mortgage, pledge or other lien or encumbrance upon any of the Assets, whether now owned or hereafter acquired; or

     (4) reduce Inventory except in the ordinary course of business consistent with past practices.

     Section 6.17 Non-Compete and Non-Solicitation Agreement. As further consideration for the Purchase Price and the covenants and agreements of Purchaser set forth in this Agreement and the documents provided for herein, at Closing, Seller shall cause Sam Simon to enter into a Non-Compete and Non-Solicitation Agreement in the form attached hereto as Exhibit F (the “Non-Compete and Non-Solicitation Agreement”).

     Section 6.18 Supply of Rejected Sites. In the event that the Purchaser designates any Site or Supply Site as a “Rejected Site” pursuant to Sections 1.4(a), 1.4(c), 1.8(c) or 5.2 above, after Closing and continuing until such Rejected Site is purchased by Purchaser or excluded from this Agreement, Purchaser shall supply motor fuel to each such Rejected Site under its BJC with BP provided that (i) if applicable, Purchaser shall pay over to Seller the profit (taking into account Purchaser’s mark up, prompt pay discounts received, rebates under Jobber Outlet Incentive Program agreements, less rebates under Jobber Outlet Incentive Program agreements passed through to customers) for each gallon of motor fuel supplied by Purchaser under this Section 6.18 (less $.0075 for each gallon to be retained by Purchaser), or (ii) if applicable, Seller shall pay to Purchaser an amount equal to the loss (excluding losses due to a customer’s failure to pay or losses incurred if the Rejected Site is a COCM Site) incurred by Purchaser in connection with each gallon of motor fuel supplied by Purchaser under this Section 6.18 plus $.0075 for each gallon supplied.

     Section 6.19 Purchaser’s Lender Approval. As noted in Section 4.2 above and in Schedule 4.2, the Purchaser’s execution and delivery of this Agreement and performance of its obligations hereunder required the consent of its lenders. Purchaser agrees to promptly request and diligently pursue such consent and to obtain such consent not later than ten (10) days after the Effective Date.

     Section 6.20 Common Carrier Agreement. Purchaser and Seller each agree to negotiate in good faith to enter into at Closing a mutually acceptable Common Carrier Agreement for the transportation of motor fuel to the Sites and Supply Sites after Closing.

ARTICLE 7
CONDITIONS TO CLOSING; TERMINATION
Section 7.1	Conditions to Purchaser’s Obligations.	The	obligations	of

Purchaser to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Purchaser may, in its absolute discretion, waive in writing any one or more thereof in whole or in part:

     (a) Bringdown. The representations and warranties of Seller set forth in this Agreement that are not qualified as to materiality shall be true and correct in all material respects on the Closing Date, and the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects; all terms, covenants and conditions to be complied with and performed by Seller under the Agreement on or before the Closing Date shall have been duly complied with and duly performed.

     (b) Closing Documents. Seller shall have delivered to Purchaser the following documents and all other instruments of transfer (which shall be in form reasonably satisfactory to Purchaser) as are reasonably necessary to convey to Purchaser all of the Assets in accordance with the terms hereof:

     (i) Limited Warranty Deeds in the form attached hereto as Exhibit G, pursuant to which the accepted Sites and Improvements shall be conveyed to Purchaser;

     (ii) Lease Assignments of the Ground Leases if the form attached hereto as Exhibit D and necessary Landlord consents to the extent Lease requires Landlord’s consent to assignment;

     (iii) Access Agreements to the extent required under Section 5.6, together with any security required under Section 5.3;

     (iv) A Bill of Sale, Assignment and Assumption Agreement, pursuant to which the Assets shall be conveyed and assigned to Purchaser and Purchaser will assume the Assumed Obligations;

     (v) Tank registration forms for the underground storage tanks located at the Fee and Leased Sites;

     (vi) Releases of any Liens on the Assets, including, without limitation, the Mortgage Debt Liens and any other monetary liens, but excluding Permitted Liens;

     (vii) A certificate signed on behalf of Seller by an officer of Seller certifying that the representations and warranties of Seller set forth in this Agreement are true and correct in all respects on the Closing Date;

(viii)	The escrow agreements required by this Agreement;

(ix)	a settlement statement executed by Seller and Purchaser showing all components of the Purchase Price and other consideration and itemizing the closing costs and pro rations contemplated by this Agreement;

     (x) with respect to each of the Seller entities, a copy of a certificate of existence for each such Seller from the applicable Secretary of State dated as of a date reasonably close to the Closing Date;

     (xi) Certificates from Indiana and Illinois to be provided pursuant to Section 6.5 and Water/Utility Clearance Letters from the City of Chicago; and

     (xii) Such other documents and instruments as Purchaser or Closing Escrow Agent may reasonably require.

     (c) No Adverse Proceedings and Searches. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers, directors, managers or members of any of them, or any of the Assets seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions. Purchaser shall have obtained (i) state and county UCC searches regarding each Seller and the Assets showing no liens, encumbrances, easements or restrictions against any of the Assets other than the Permitted Liens and those which Seller agrees to remove on or before Closing or waived by Purchaser; and (ii) judgment, bankruptcy and tax lien searches confirming that there are no judgments or tax liens against any Seller and/or the Assets which shall not be removed at Closing and that no Seller has been declared bankrupt.

     (d) Company Approvals. Seller shall have delivered to Purchaser copies of resolutions of the shareholder, the board of directors or of Members, or Managers of Seller authorizing the execution, delivery and performance of the Seller Documents and the transactions contemplated thereby duly certified by the secretary of the applicable Seller.

     (e) Operation of Business. Seller shall have operated and maintained the Assets in the ordinary course of business consistent with past practices since the date of this Agreement.

     (f) Title Matters. Purchaser shall have received irrevocable commitments from the Escrow Agent to issue owner's or leasehold policies, as appropriate, for the Sites for the full amount of the Purchaser Price attributable to the Sites, in form and substance required by Sections 1.4(c) and 2.5 above, subject only to the Permitted Liens.

     (g) Purchaser’s Branded Jobber Contract and BP Right of First Refusal. Purchaser shall have executed Purchaser’s Branded Jobber Contract with BP and Seller shall have obtained BP’s written waiver of any right of first refusal that BP has with respect to the Assets.

     (h) Government Approvals. Any required governmental approvals of the transactions contemplated hereby shall have been obtained.

     (i) Purchaser’s Lender Approval. Purchaser shall have obtained its lender’s approval as set forth in Section 6.19 above.

     (j) Rejected Sites. At Closing, the aggregate value of the Sites and Supply Sites transferred shall constitute at least 70% of the Purchase Price allocated to the Sites and Supply Sites on Schedule 1.3(a).

     (k) Material Adverse Change. There shall not have been after the Effective Date: (i) any Material Adverse Change in any of the Seller’s operations at the Sites or Supply Sites or any of the Assets; or (ii) any sale, assignment or transfer by any Seller of any of the Assets other than in the normal, regular and customary course of business. For purposes of this Agreement, wherever it is used, “Material Adverse Change” or “Material Adverse Effect” shall mean any event, occurrence, development or state of circumstances or facts which individually or in the aggregate has had or is reasonably expected to result in or have a material adverse effect upon the financial condition, results of operation, business, properties, prospects, condition or operations of a material portion of the Assets or the respective Seller’s operations at the Sites or Supply Sites.

Section 7.2 Conditions to Seller’s Obligations. The obligations of Seller to complete the Closing are contingent on the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that Seller may, in its absolute discretion, waive in writing any one or more thereof in whole or in part:

     (a) Bringdown. The representations and warranties of Purchaser set forth in this Agreement that are not qualified as to materiality shall be true and correct in all material respects on the Closing Date, and the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects; all terms, covenants and conditions to be complied with and performed by Purchaser under the Agreement on or before the Closing Date shall have been duly complied with and duly performed.

     (b) Payment of Purchase Price. Purchaser shall have paid to Closing Escrow Agent the Purchase Price, as adjusted hereby, in the manner provided in Section 1.3 and 1.5 hereof.

     (c) Closing Documents. Purchaser shall have delivered counterpart copies of the applicable closing documents identified in Section 7.1(b).

     (d) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers, directors, managers or members of any of them, or any of the Assets, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

     (e) Corporate Approvals. Purchaser shall have delivered to Seller copies of resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of the Purchaser Documents and the transactions contemplated thereby, which shall be duly certified by the secretary of the applicable Purchaser.

     (f) Purchaser’s Branded Jobber Contract and BP Right of First Refusal. Purchaser shall have executed Purchaser’s Branded Jobber contract with BP and Seller shall have obtained BP’s written waiver of any right of first refusal that BP has with respect to the Assets

     (g) Branded Jobber Contract. BP shall have released Seller from its obligations under the Branded Jobber Contract.

     (h) Government Approvals. Any required governmental approvals of the transactions contemplated hereby shall have been obtained.

     Section 7.3 Termination. This Agreement may be terminated by written notice given to Seller or Purchaser, as applicable, prior to the Closing, subject to the terms of this Agreement:

     (a) by mutual written consent of Seller and Purchaser, in which event the Earnest Money shall be promptly returned to Purchaser;

(b) by (i) Purchaser pursuant to Section 8.6 below, or (ii) Seller pursuant to Section

8.5	below;

(c) by (i) Purchaser, if any condition in Section 7.1 has not been satisfied or waived in writing by May 31, 2014 (the “End Date”) or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of Purchaser to comply with its obligations under this Agreement) , in which event the Earnest Money shall be promptly returned to Purchaser, or (ii) Seller, if any condition in Section 7.2 has not been satisfied or waived in writing by the End Date, or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of Seller to comply with its obligations under this Agreement), in which event, subject to Section 8.5 below, the Earnest Money shall be promptly returned to Purchaser; or

     (d) by Seller or Purchaser, if Purchaser shall not have executed its Purchaser’s Branded Jobber Contract with BP by May 31, 2014, in which event the Earnest Money shall be promptly returned to Purchaser.

ARTICLE 8

INDEMNIFICATION AND ENFORCEMENT

     Section 8.1 Indemnification by Seller. In addition to Seller’s indemnification obligations set forth in Article 5 above, from and after the Closing Date, Seller covenants and agrees to and shall defend, indemnify and hold each Purchaser and its respective parents, affiliates, subsidiaries, owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any Loss incurred in connection with, arising out of, resulting from, based on, or relating to or incident to any of the following:

     (a) Pre-Closing Liabilities. The ownership, possession, use, occupancy or operation of any of the Assets or the Business prior to or as of the Closing Date;

     (b) Misrepresentation or Breach of Warranty. Any material inaccuracy in or breach of any of Seller’s material representations or warranties set forth in this Agreement or in any of the documents and instruments executed in connection herewith, irrespective of any investigation or lack thereof on the part of Purchaser;

     (c) Breach of Covenant or Agreement Any material breach or nonfulfillment by Seller of any of its covenants, agreements or other obligations set forth in this Agreement or any of the documents and instruments executed in connection herewith;

     (d) Excluded Liabilities and Obligations. Any of the Excluded Assets and/or Excluded Obligations and Liabilities; and/or

     (e) Investigating, preparing or defending any litigation or proceeding (commenced or threatened) incident to the enforcement of the Seller’s indemnification obligations hereunder.

     Indemnification under this Section 8.1 shall not apply to any matters covered by Article 5 of this Agreement, the indemnification for which is set forth in Section 5.8.

     Section 8.2 Indemnification by Purchaser. In addition to Purchaser’s indemnification obligations set forth in Article 5 above, from and after the Closing Date, Purchaser covenants and agrees to and shall defend, indemnify and hold each Seller and its respective affiliates, subsidiaries, owners, members, partners, shareholders, officers, directors, employees, agents, successors and assigns harmless from and against any Loss incurred in connection with, arising out of, resulting from, based on, or relating to or incident to any of the following:

     (a) Misrepresentation or Breach of Warranty. Any material inaccuracy in or breach of any of Purchaser’s material representations or warranties set forth in this Agreement or in any of the documents and instruments executed in connection herewith, irrespective of any investigation or lack thereof on the part of Seller;

     (b) Breach of Covenant or Agreement. Any material breach or nonfulfillment by Purchaser of any of its covenants, agreements or other obligations set forth in this Agreement or in any of the documents and instruments executed in connection herewith; and/or

     (c) Investigating, preparing or defending any litigation or proceeding (commenced or threatened) incident to the enforcement of the Purchaser’s indemnification obligations hereunder.

     Indemnification under this Section 8.2 shall not apply to any matters covered by Article 5 of this Agreement, the indemnification for which is set forth in Section 5.9.

Section 8.3

Indemnity Claims.

     (a) Notice of Claim. If any matter shall arise that constitutes or may give rise to a Loss subject to indemnification by either party as provided in this Agreement (an “Indemnity Claim”), the party seeking to be indemnified shall give prompt written notice (a “Notice of Claim”) of such Indemnity Claim to the indemnifying party, setting forth the relevant facts and circumstances of such Indemnity Claim in reasonable detail and, to the extent then known, the amount of indemnity sought from the indemnifying party with respect thereto, and shall give the indemnifying party continuing notice promptly thereafter as to developments coming to the indemnified party’s attention materially affecting any matter relating to such Indemnity Claim.

     (b) Third Party Claims. If any Indemnity Claim is based on any claim, demand, suit or action of any third party against the party seeking to be indemnified or the Assets (a “Third Party Claim”), then the party seeking to be indemnified, at the time it gives the other party the Notice of Claim with respect to such Third Party Claim, shall:

     (i) Offer to the indemnifying party the option to have the indemnifying party assume the defense of such Third Party Claim, which option shall be exercised by the indemnifying party (if the indemnifying party elects to exercise) by written notice to the party seeking to be indemnified within fifteen (15) days after the indemnifying party receives written notice of the Third Party Claim. If the indemnifying party exercises such option, then the indemnifying party shall, at its own expense, assume the defense of such Third Party Claim, shall upon the final determination thereof fully discharge at its own expense all liability of the party seeking to be indemnified with respect to such Third Party Claim, and shall be entitled, in its sole discretion and at its sole expense but without any liability of the indemnified party therefore, to compromise or settle such Third Party Claim upon terms acceptable to the indemnifying party. From the time the indemnifying party so assumes such defense and while such defense is pursued diligently and in good faith, the indemnifying party shall have no further liability for attorneys’ fees or other costs of defense thereafter incurred by the indemnified party in connection with such Third Party Claim. Notwithstanding anything in this Section to the contrary, (a) if there is a reasonable probability that a Third Party Claim may materially and adversely affect the indemnified party, other than as a result of money damages or other money payments, the indemnified party shall have the right, at the cost and expense of the indemnifying party, to defend, compromise or settle such Third Party Claim and (b) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof providing for the giving by the claimant or the plaintiff to the indemnified party and all affiliates of the indemnified party a release from all liability in respect of such Third Party Claim; or

     (ii) In the event the indemnifying party does not undertake the defense of such Third Party Claim within the time period set forth in Section 8.3(b)(i) above, the party seeking to be indemnified shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of the indemnifying party.

     (iii) The provisions of this Section 8.3 of this Agreement shall not be enforced or construed so as to invalidate or impair the protection afforded by any insurance policy maintained by either Purchaser or Seller.

     (c) Limitations on Indemnification. Seller’s obligations, on the one hand, and Purchaser’s obligations, on the other hand, to indemnify the other party pursuant to Section 8.1(b) and 8.2(a), respectively, shall not be applicable with respect to any Loss of less than Ten Thousand Dollars ($10,000.00) per Site or Supply Site subject to an aggregate maximum of One Hundred Thousand Dollars ($100,000.00). In addition, the aggregate indemnity amount under Section 8.1(b) or 8.2(a) shall not, in any case, exceed five percent (5%) of the Purchase Price.

Section 8.4 Survival. The representations and warranties and covenants of Seller and Purchaser made in this Agreement (excluding the representations, warranties and covenants set forth in Article 5 hereof) and in all the documents and instruments executed in connection herewith, shall survive the Closing for a period of twelve (12) months after the Closing Date, except with respect to the Seller’s indemnification obligations under Section 8.1(a) relating to Third Party Claims which shall survive for a period of thirty (30) months after the Closing Date. The representations, warranties and covenants of Seller and Purchaser contained in Article 5 hereof shall survive until the later of (i) Seller’s completion of Remediation of all Covered Contamination, or (ii) twenty-four (24) months after the Closing Date, whichever is later.

     Section 8.5 Default by Purchaser. If Purchaser shall be deemed to be in material default hereunder prior to Closing, Seller shall be entitled to terminate this Agreement and to immediately collect the Earnest Money as liquidated damages and as Seller’s sole and exclusive remedy. Purchaser and Seller agree that the damages that Seller will suffer in the event of Purchaser’s default hereunder are impossible or very difficult to estimate with any degree of certainty, and the Earnest Money is a reasonable estimate of what those damages will be and is not intended as a penalty. Purchaser shall be deemed to be in material default hereunder if Purchaser fails to meet, comply with or perform any material covenant, agreement or obligation on its part required in this Agreement within the time limits and in the manner set forth in this Agreement and fails to cure same within fifteen (15) days, or such additional time reasonably necessary if Purchaser cannot cure such breach within the initial fifteen (15) day period, after its receipt of written notice of any such failure, if any representation or warranty made by Purchaser herein that is not qualified as to materiality shall be untrue or incorrect in a material respect, if any representation or warranty made by Purchaser herein that is qualified as to materiality shall be untrue or incorrect in any respect, as of the effective date of such representation or warranty. Notwithstanding any other provision of this Agreement, so long as Seller is not in material default under this Agreement, in the event of the failure of a condition set forth in Section 7.2(b), 7.2(c) or 7.2(e) of this Agreement to be satisfied on or before the End Date, then Purchaser shall be deemed to be in material default under this Agreement and if Purchaser fails to cure same within fifteen (15) days after its receipt of written notice of any such failure, Seller shall be entitled to immediately collect the Earnest Money as liquidated damages as Seller’s sole and exclusive remedy. The provisions of this Section 8.5 shall survive the expiration or termination of this Agreement.

     Section 8.6 Default by Seller. If Seller shall be deemed to be in material default hereunder prior to Closing, Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be repaid to Purchaser, and Seller shall pay Purchaser for Purchaser’s actual costs incurred in its due diligence efforts not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) as, subject to the “Break Fee” described below, Purchaser’s sole and exclusive remedy. Seller shall be deemed to be in material default hereunder if Seller fails to meet, comply with or perform any material covenant, agreement or obligation on its part required in this Agreement within the time limits and in the manner set forth in this Agreement and fails to cure same within fifteen (15) days, or such additional time reasonably necessary if Seller cannot cure such breach within the initial fifteen (15) day period, after its receipt of written notice of any such failure, if any representation or warranty made by Seller herein that is not qualified as to materiality shall be untrue or incorrect in a material respect, if any representation or warranty made by Seller herein that is qualified as to materiality shall be untrue or incorrect in any respect, as of the effective date of such representation or warranty. In addition, in the event that the Purchaser terminates this Agreement pursuant to this

Section 8.6 and within one (1) year after such termination the Seller enters into any transaction or series of transactions, directly or indirectly, involving any exchange, lease, sale, disposition, acquisition, transfer, purchase, or exclusive license of all or a majority of Seller’s Assets, Seller shall pay to Purchaser the sum of Three Million Dollars ($3,000,000.00) as a “Break Fee,” provided that the Break Fee shall not be due if BP acquires all or a majority of Seller’s Assets pursuant to its right of first refusal Seller’s Branded Jobber Contract with BP. In addition, notwithstanding any other provision of this Agreement, so long as Purchaser is not in material default under this Agreement, in the event of the failure of a condition set forth in Section 7.1(b), 7.1(d) or 7.1(e) of this Agreement to be satisfied on or before the End Date, then Seller shall be deemed to be in material default under this Agreement and if Seller fails to cure same within fifteen (15) days after its receipt of written notice of any such failure, Purchaser shall be entitled to immediate repayment of the Earnest Money and Seller shall pay Purchaser for Purchaser’s actual costs incurred in its due diligence efforts not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) as, subject to the “Break Fee” described above, Purchaser’s sole and exclusive remedy. The provisions of this Section 8.6 shall survive the expiration or termination of this Agreement.

     Section 8.7 Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach or default relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled.

ARTICLE 9 MISCELLANEOUS

     Section 9.1 Merger Clause. This Agreement and the agreements to be delivered pursuant hereto contain the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof (including, without limitation, the Letter of Intent) are merged herein.

     Section 9.2 Amendments. No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by the parties hereto by their duly authorized officers, members or managers.

     Section 9.3 Assigns. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that Purchaser may assign any of its rights, but not its obligations, pursuant to this Agreement to one or more parties in connection with Purchaser’s financing of the acquisition of the Assets. Subject to the first sentence of this Section 9.3, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement (in whole or in part) without the prior written consent of Seller subject to the following conditions: (i) such assignee shall be an affiliate of Purchaser and must assume all of Purchaser’s obligations so assigned in a manner reasonably acceptable to Seller and become jointly and severally liable with Purchaser for all such obligations; (ii) such assignee shall have obtained BP’s consent and executed the BP Jobber Contract, and (iii) at least five days before the proposed assignment, Purchaser shall provide Seller with notice thereof and evidence that the foregoing conditions are satisfied.

     Section 9.4 Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given and received when (i) personally delivered, (ii) when receipt via facsimile is confirmed by the receiving party, (iii) one (1) business day after deposit with a nationally recognized courier service, or (iv) three (3) business days after deposit in the U.S. Mail, by Registered or Certified Mail, return receipt requested, postage prepaid, in each case addressed to the party to whom such notice is being given at the following addresses:

As to Seller:	B&R Oil Company, Inc.
24501 Ecorse Road
Taylor, MI 481180
Attn.: Edwin L. Herbert
Executive Vice President and General Counsel
Facsimile: (313) 216-1811

with a copy to:
Matrix Capital Markets Group, Inc.
1021 East Cary Street, Suite 1150
Richmond, Virginia 23219
Attn: John J. Underwood
Facsimile 804-780-0191

As to Purchaser:	Lehigh Gas Partners LP
702 W. Hamilton Street, Suite 203
Allentown, PA 18101
Attn: David F. Hrinak
Facsimile 610-841-0014

with a copy to:	Dennis M. McCarthy, Esq.
1146 S. Cedar Crest Blvd., Suite 300
Allentown, PA 18103
Facsimile 610-435-3089

Any party may change the address(es) to which notices to it are to be sent by giving written notice of such change to the other parties in accordance with this Section.

Section 9.5 Captions. The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

     Section 9.6 Governing Law. This Agreement shall be construed under and in accordance with the internal laws of the State of Illinois and applicable federal law.

     Section 9.7 Background, Schedules and Exhibits. The Background provisions set forth above and all of the Schedules and Exhibits hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

     Section 9.8 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

Section 9.9 Time of Essence. Time is of the essence of this Agreement.

     Section 9.10 Joint and Several Liability. Each Seller shall be jointly and severally liable for all of the obligations of Seller pursuant to this Agreement. As used in this Agreement, “Seller” shall refer to each Seller individually or to all of the Sellers, collectively, as applicable.

     Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or attachment of a PDF file to e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or attachment of a PDF file to e-mail shall be deemed to be their original signatures for all purposes.

     Section 9.12 Business Days. If the day for performance of any action described in this Agreement shall fall on a Saturday, Sunday or a day on which the banks are closed in the State of Tennessee the time for such action shall be extended to the next business day after such Saturday, Sunday or day on which the banks are closed.

[Signature page follows.]

     IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the
________
day of March, 2014 (the “Execution Date”).

SELLER:

B&R OIL COMPANY, INC., an Indiana corporation By: ______________________________ Name: Michael J. Evans Its: President and COO

PAV2, LLC, an Illinois limited liability company By: ______________________________ Name: Michael J. Evans Its: President and COO

1849 CLINE AVENUE, LLC, an Indiana limited liability company By: ______________________________ Name: Michael J. Evans Its: Authorized Agent

9545 191ST STREET, LLC, a Michigan limited liability company By: _____________________________ Name: Michael J. Evans Its: Authorized Agent

LPI – 6500 SOUTH KEDZIE, LLC, an Illinois limited liability company By: _____________________________ Name: Michael J. Evans Its: Authorized Agent

LPI – ROMEO AND JOLIET, LLC, an Illinois limited liability company

By:
_____________________________
Name: Michael J. Evans Its: Authorized Agent

16 EAST LINCOLN HIGHWAY, LLC, a Michigan limited liability company

By:
______________________________
Name: Michael J. Evans Its: Authorized Agent

PURCHASER:

LEHIGH GAS PARTNERS LP, a Delaware limited partnership

By: LEHIGH GAS GP LLC, a Delaware limited liability company, its General Partner

By:
______________________________
Name:
___________________________
Its:
_____________________________

LEHIGH GAS WHOLESALE LLC, a Delaware limited liability company

By:
______________________________
Name:
___________________________
Its:
_____________________________

LGP REALTY PARTNERS LP, a Delaware limited partnership

By: LGP REALTY HOLDINGS GP LLC, a Delaware limited liability company, its General Partner

By:
______________________________
Name:
___________________________

Its:
_____________________________

LEHIGH GAS WHOLESALE SERVICES, INC., a Delaware corporation

By:
______________________________
Name:
___________________________
Its:
_____________________________

LIST OF SCHEDULES AND EXHIBITS

Schedule	1.1(a)(i)(1)	Fee Sites
Schedule	1.1(a)(i)(2)	Leased Sites and Ground Leases
Schedule	1.1(a)(ii)(1)	Sites Under Contracts for Sale and Sale Contracts
Schedule	1.1(a)(ii)(2)	Operator Leases
Schedule	1.1(a)(iii)	Supply Agreements and Security Deposits
Schedule	1.1(a)(iv)	Jobber Incentive Agreements
Schedule	1.1(a)(vi)	Equipment
Schedule	1.1(a)(vii)	Vendor Agreements
Schedule	1.1(a)(viii)	Rights of Reversion Under Ground Leases
Schedule	1.1(a)(xiii)	UST and Condemnation Funds
Schedule	1.1(b)(vi)	Trademarks
Schedule	1.3(a)	Allocation
Schedule	1.3(d)	Tax Allocation
Schedule	1.4(c)	BP Restrictions
Schedule	2.6	Eminent Domain
Schedule	2.11	Third Party Options
Schedule	2.12	Litigation
Schedule	2.15	Compliance with Laws
Schedule	2.16	Outstanding Balances Under Land Contracts and Notes
Schedule	2.17	Consents, Waivers and Approvals
Schedule	2.22	Additional Seller Disclosure Documents
Schedule	4.2	Purchaser’s Consents
Schedule	5.1(b)	Covered Contamination
Schedule	5.1(c)	Covered UST Equipment Corrective Measures

Exhibit A		Form of Ground Lessor Estoppel Certificate
Exhibit B		Form of Land Contract Estoppel Certificate
Exhibit C		Form of Sublease/Note Estoppel Certificate
Exhibit D		Form of Assignment of Ground Lease
Exhibit E		Form Access Agreement
Exhibit F		Form Non-Compete and Non-Solicitation Agreement
Exhibit G		Form of Limited Warranty Deed

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